UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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hhgregg, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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HHGREGG, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 1, 2016
You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of hhgregg, Inc. (the “Company”, “we” or “us”) to be held at 2:00 p.m., local time, on August 1, 2016 at the Company’s principal executive offices, 4151 E. 96th Street, Indianapolis, IN, 46240. The Annual Meeting is being held for the following purposes:

(1)	To elect a Board of nine directors;
(2) To ratify the action of the Company's Audit Committee in appointing KPMG LLP, or KPMG, as independent registered public accountants for the fiscal year ending March 31, 2017; and
(3)      To transact such other business that is properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.
The Board of Directors has set the close of business on June 3, 2016, as the record date for the determination of stockholders who will be entitled to notice of and voting rights at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection, as required by the Company’s By-Laws, at the Company’s offices, located at 4151 E. 96th Street, Indianapolis, IN, 46240, at least ten days before the Annual Meeting.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you, after reading this proxy statement, to cast your vote via the Internet or by mail as instructed in this proxy statement as promptly as possible. If you attend the meeting, you may vote in person, even if you previously voted by proxy.

By Order of the Board of Directors,

/s/ Robert J. Riesbeck
Robert J. Riesbeck Interim President and Chief Executive Officer and Chief Financial Officer
Indianapolis, IN
June 30, 2016

HHGREGG, INC.
PROXY STATEMENT

i

HHGREGG, INC.
4151 E. 96th Street
Indianapolis, IN 46240
PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
We are providing these proxy materials in connection with the solicitation by the Board of Directors of hhgregg, Inc. of proxies to be voted at our 2016 Annual Meeting of Stockholders and at any meeting following adjournment thereof.
You are cordially invited to attend hhgregg’s Annual Meeting on August 1, 2016 beginning at 2:00 p.m., local time. Stockholders will be admitted beginning at 1:30 p.m. The meeting will be held at the Company’s principal executive offices, 4151 E. 96th Street, Indianapolis, IN, 46240.
We are first mailing this proxy statement and accompanying forms of proxy and voting instructions on or about June 30, 2016 to holders of shares of our common stock as of June 3, 2016, the record date for the meeting.
If you plan to attend the Annual Meeting and need directions to the Company’s principal executive offices, please contact our Investor Relations department at 4151 E. 96th Street, Indianapolis, IN 46240 or by email at investorrelations@hhgregg.com or by calling (317) 848-8710.
If you are a stockholder of record as of the record date for the meeting, and if you plan to attend the meeting in person, to enter the meeting, you will be asked to present a valid picture identification, such as a driver’s license or passport, with your admission ticket. This is for security purposes.
If your shares are held through a broker, bank, trust or other holder of record and you plan to attend the meeting in person, we will admit you only if we are able to verify that you are an hhgregg stockholder as of the record date. You should bring a letter or account statement demonstrating that you are the beneficial owner of our common stock on the record date, along with a valid picture identification to be admitted to the meeting. To vote your shares at the meeting, please see below.
Important notice regarding availability of proxy materials for annual stockholder meeting to be held on August 1, 2016.
This Proxy Statement and our Annual Report on Form 10-K, or the Annual Report, for the year ended March 31, 2016 are available to stockholders via the internet at www.edocumentview.com/HGG.
What happens at the Annual Meeting?
At the Annual Meeting, our stockholders will vote on the proposals described in this Proxy Statement, including the election of the nine nominees for director and the ratification of our Audit Committee’s appointment of our independent registered public accountants for the fiscal year ending March 31, 2017.
What is a “proxy?”
A proxy is your legal designation giving another person permission to vote the stock you own. The person you designate is called your “proxy,” and the document that designates someone as your proxy is called a “proxy” or “proxy card.” By completing your proxy or proxy card, you designate Robert J. Riesbeck, our Interim President and Chief Executive Officer and Chief Financial Officer, and Candace A. Bankovich, our Vice President, General Counsel and Corporate Secretary as your proxies at our Annual Meeting.

Who is paying for this Proxy Statement and the solicitation of my proxy, and how are proxies solicited?
We will pay the entire cost of soliciting proxies for the Annual Meeting. Our directors, officers and employees may solicit proxies personally or by mail, telephone or other means of communication. In addition, we may request brokerage firms, banks and other custodians, nominees and fiduciaries to send copies of these proxy materials to the beneficial owners of our stock held by them. We will reimburse these institutions for the reasonable costs they incur to do so. Though we do not plan to do so now, we may later decide to retain a professional proxy solicitation service. The cost of that service would be paid by us.

Who is entitled to vote?
Only the stockholders of record of our common stock at the close of business on June 3, 2016, or the Record Date, will be entitled to vote at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection, as required by our By-Laws, at our corporate offices, located at 4151 E. 96th Street, Indianapolis, IN 46240, at least ten days before the Annual Meeting.
How many votes do I have?
For each matter to be voted upon, you have one vote for each share of our common stock that you owned as of the close of business on the Record Date. As of the Record Date, 27,790,154 shares of our common stock were outstanding. You do not have cumulative voting rights.
What is the difference between holding shares as a “stockholder of record” and as a beneficial owner?
If your shares are registered in your name with our transfer agent, Computershare Investor Services, then you are considered the stockholder of record for those shares. We send proxy materials directly to all stockholders of record.
If your shares are held through a stock broker, bank or other nominee, you are considered the beneficial owner of those shares, even though you are not the stockholder of record. In that case, the proxy materials have been forwarded to you by your stock broker, bank or other nominee (who is considered the stockholder of record). As the beneficial owner of shares of our common stock, you have the right to tell your broker, bank or other nominee how to vote using the proxy materials. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of elections at the Annual Meeting.
What am I voting on?
You will be voting on the following proposals:
1. The election of the nine nominees named in this Proxy Statement to the Board of Directors (Proposal No. 1); and
2. The ratification of the action of our Audit Committee in appointing KPMG LLP, or KPMG, as our independent registered public accountants for the fiscal year ending March 31, 2017 (Proposal No. 2).
What are the voting recommendations of the Board of Directors?
The Board of Directors recommends that the stockholders vote:
1. FOR the election of the nine nominees named in this Proxy Statement to the Board of Directors (Proposal No. 1); and
2. FOR the ratification of the action of our Audit Committee in appointing KPMG as our independent registered public accountants for the fiscal year ending March 31, 2017 (Proposal No. 2).

Will any other matters be voted on?
The Board does not intend to present any other matters at the Annual Meeting, nor does the Board of Directors know of any other matters that will be brought before our stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, your returned proxy gives authority to Robert J. Riesbeck and Candace A. Bankovich as proxies to vote such matters at their discretion.
How do I vote by proxy?
You may vote in person at the annual meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.
Via Internet: Go to www.envisionreports.com/HGG and follow the instructions. You will need to enter the validation number printed on your proxy materials.
By Telephone: Call toll-free 1 (800) 652-VOTE (8683) and follow the instructions. You will need to enter the validation number printed on your proxy materials.
By Mail: Complete, sign, date and return your proxy card in the enclosed envelope.

If your shares are held in street name (with your broker or bank), you may vote by submitting voting instructions to your broker, bank or nominee. In most cases, you will be able to do this by mail. Please refer to the instructions provided to you by your broker, bank or nominee.
If you provide specific voting instructions, your shares will be voted as you have instructed.
How can I vote my shares in person at the Annual Meeting?
All stockholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you hold your shares through a bank, broker or other nominee, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of elections with your ballot to be able to vote in person at the Annual Meeting.
Can I change or revoke my vote after I vote online, by telephone or return my proxy card?
Any stockholder giving a proxy can revoke it any time before it is exercised by (i) delivering written notice of revocation to the Corporate Secretary of hhgregg at 4151 E. 96th Street, Indianapolis, IN 46240; (ii) timely delivering a valid, later-dated proxy or a later-dated vote by telephone or via the Internet; or (iii) attending the Annual Meeting and voting in person. If you respond to this solicitation with a valid proxy and do not revoke it before it is exercised, it will be voted as you specified in the proxy.
If your shares are held in street name, you must follow the specific directions provided to you by your bank, broker or other nominee to change or revoke any voting instructions you have already provided to your bank or broker.
How many votes must be present to hold the Annual Meeting?
A majority of the shares of our common stock issued and outstanding and entitled to vote on the Record Date must be present, either in person or by proxy, for there to be a quorum at the Annual Meeting. As of the Record Date, 27,790,154 shares of our common stock were outstanding and entitled to vote and, therefore, 13,895,078 shares must be present, either in person or by proxy, for there to be a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. See “How will abstentions and broker non-votes be treated?” in this Proxy Statement for more information.
How many votes are necessary to approve each proposal?
Proposal No. 1: Our directors are elected by a plurality of the votes of shares of common stock present at the Annual Meeting, either in person or by proxy, and entitled to vote at the Annual Meeting. This means that the candidate who receives the most votes for a particular slot will be elected for that slot, whether or not the votes for that candidate represent a majority.
Proposal No. 2: The ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending March 31, 2017 requires the affirmative vote of a majority of shares of common stock present at the Annual Meeting, either in person or by proxy, and entitled to vote at the Annual Meeting.
In accordance with our Articles of Incorporation, each share of common stock is entitled to one vote. There is no cumulative voting.

What is a “broker non-vote”?
If your shares are held in “street name” by a broker, your broker is the stockholder of record; however, the broker is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, the broker may exercise discretionary voting power to vote your shares with respect to “routine matters,” but not with respect to “non-routine” items. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
Proposal No. 1 is a “non-routine matter” and accordingly, banks, brokers and other holders of record holding shares for a beneficial owner cannot vote with respect to Proposal No. 1 unless they receive voting instructions from the beneficial owner.
Proposal No. 2 is a “routine matter” and therefore, banks, brokers and other holders of record can vote on this matter without receiving instructions from you.

How will abstentions and broker non-votes be treated?
Abstentions with regard to Proposal No. 1 (the election of directors) will be excluded entirely from the vote and will have no effect on the outcome. Abstentions with regard to Proposal No. 2 count as votes present and entitled to vote and have the effect of a vote against the proposal. A “broker non-vote” is counted for purposes of determining a quorum. A broker non-vote will not be considered as present and entitled to vote with respect to Proposal No. 1 and, therefore, will have no effect on the outcome of the vote. Because The New York Stock Exchange, or NYSE, considers the ratification of independent auditors to be routine, nominees holding shares in street name may vote on Proposal No. 2 in the absence of instructions from the beneficial owner.
Who will count the votes?
An automated system administered by Computershare Investor Services will tabulate votes cast by proxy at the Annual Meeting. A representative of hhgregg, Inc. will be appointed to act as the inspector of elections and tabulate votes cast in person at the Annual Meeting.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting. Additionally, we will publish final voting results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission, or the SEC.
Do you provide electronic access to the hhgregg Proxy Statement and Annual Report?
Yes. You may obtain copies of this Proxy Statement and form of proxy card and our Annual Report for the year ended March 31, 2016 by visiting www.hhgregg.com and clicking the “Investor Relations” link or by visiting www.edocumentview.com/HGG. Once you are in the “Investor Relations” section of our website, click the “Financial Performance” link. You may also obtain a copy of our Proxy Statement, form of proxy card and Annual Report (without exhibits), without charge, by sending a written request to: Investor Relations at hhgregg, Inc., 4151 E. 96th Street, Indianapolis, IN, 46240 or by calling (317) 848-8710.
What is “householding” and how does it affect me?
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure is intended to reduce our printing costs and postage fees.
Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect any dividend check mailings.
If you received a householding mailing this year and you would like an additional copy of this Proxy Statement or our Annual Report mailed to you, we will deliver a copy promptly upon your request to: Investor Relations at hhgregg, Inc., 4151 E. 96th Street, Indianapolis, IN, 46240, or by calling (317) 848-8710 and ask for Investor Relations. If you are a street name holder and wish to revoke your consent to householding and receive additional copies of our Proxy Statement and Annual Report in future years, you may call Broadridge Investor Communications Services toll-free at 1 (800) 542-1061 or write to Broadridge Investor Communications Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are a stockholder of record and wish to revoke your consent to householding and receive additional copies of our Proxy Statement and Annual Report in future years, you may call hhgregg Investor Relations at (317) 848-8710.
Stockholder Account Maintenance
Our transfer agent is Computershare Investor Services. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer hhgregg stock and similar issues, can be handled by calling hhgregg Shareholder Services at (800) 622-6757 or by accessing Computershare’s website at www.computershare.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
At the Annual Meeting, nine directors are to be elected to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. The number of directors is established by our Board of Directors pursuant to our By-Laws and is currently set at nine. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated Mr. Gregory M. Bettinelli, Mr. William P. Carmichael, Mr. Lawrence P. Castellani, Mr. Benjamin D. Geiger, Mr. Kenneth J. Kocher, Ms. Catherine A. Langham, Mr. John M. Roth, Mr. Peter M. Starrett and Ms. Kathleen C. Tierney for election as Directors. Darrell E. Zink, who has been a Director since August 2007, is not on the slate for re-election as a member of the Board of Directors.
Votes cast pursuant to your proxy will be cast FOR the election of the nine nominees unless authority is withheld. All nominees are currently members of our Board of Directors. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a Director if elected. If for any reason any nominee shall not be a candidate for election as a Director at the Annual Meeting (an event that is not now anticipated), your proxy will be voted for a substitute nominee, if any, as shall be designated by our Board of Directors.
Nominees for Election to our Board of Directors
The following information is furnished with respect to the nine nominees. The Board of Directors has determined that each of the nominees are independent directors within the meaning of the NYSE listing standards and the rules and regulations of the SEC.
Gregory M. Bettinelli, 43, became a Director in August 2013. He is also a senior executive with over 15 years of experience in the Internet and eCommerce industries.  Mr. Bettinelli currently serves on the board and audit committee of Boot Barn, Inc., a western and workwear retailer. Since January 2014, Mr. Bettinelli has been a Partner with Upfront Ventures, a venture capital firm.  From July 2009 to March 2013, Mr. Bettinelli was the Chief Marketing Officer for HauteLook, a leading online flash-sale retailer.  From March 2008 to April 2009, Mr. Bettinelli was Executive Vice President of Business Development and Strategy at Live Nation, a ticketing business.  From 2003 to 2008, Mr. Bettinelli held a number of leadership positions at eBay, including Senior Director of Business Development at StubHub and Director of Event Tickets and Media.  Mr. Bettinelli was selected to serve on our Board of Directors due to his extensive experience in online retail marketing and eCommerce.
William P. Carmichael, 72, became a Director in June 2015. Mr. Carmichael currently serves as Trustee of the Columbia Funds Series Trust, and sits on the boards of Columbia Funds Series Trust, Columbia Funds Series Trust II, Columbia Funds Variable Series Trust II, Columbia Funds Series Insurance Trust I, Columbia ETF Trust, Columbia Seligman Premium Tech Growth Fund and Tri-Continental Corp., all investment companies. Additionally, Mr. Carmichael serves as a director on the boards for the International Textile Group, a textile manufacturer, and The Finish Line, a retailer of athletic shoes, From 1998 to 2001, Mr. Carmichael was Senior Managing Director of The Succession Fund, which he co-founded in 1998. Prior to The Succession Fund, Mr. Carmichael served for 21 years in various financial positions with global consumer product companies, including Senior Vice President of Sara Lee Corporation from 1991 to 1993, Senior Vice President of Beatrice Foods from 1984 to 1990, Chief Financial Officer of Beatrice Foods from 1987 to 1990, and Vice President of Esmark, Inc. from 1973 to 1984. Mr. Carmichael brings to our Board of Directors extensive experience in corporate finance, accounting, and financial management, and this experience enables Mr. Carmichael to provide valuable guidance with respect to analyzing our operating results, financial condition, and strategic plans.
Lawrence P. Castellani, 70, became a Director in July 2005. From June 2006 to May 2008, Mr. Castellani served as a Director of Advance Auto Parts, Inc., a specialty retailer of auto parts, where he also served as the Chairperson of its Board from February 2003 to May 2006 and as its Chief Executive Officer from 2000 until May 2005. Mr. Castellani served as President and Chief Executive Officer of Ahold Support Services in Latin America (a division of Royal Ahold, a supermarket company) from 1998 to 2000, as Executive Vice President of Ahold USA from 1997 through 1998, and as President and Chief Executive Officer of Tops Friendly Markets, a grocery store chain, from 1991 through 1997. Mr. Castellani was selected to serve as a Director due to his extensive experience in executive leadership in the retail industry.
Benjamin D. Geiger, 41, became a Director in connection with our recapitalization in February 2005. Mr. Geiger joined Freeman Spogli & Co., a private equity investment firm, in 1998 and became a partner in July 2008. From 1996 to 1998, Mr. Geiger was employed by Merrill Lynch & Co. in the Mergers and Acquisitions Group. Mr. Geiger brings to our Board of Directors experience and insights into strategic expansion opportunities, transactional structuring and debt and equity financing.

Kenneth J. Kocher, 50, became a Director in May 2016. Mr. Kocher served as Executive Vice President of Genesco Inc., a specialty footwear company, from October 2006 to February 2016. Mr. Kocher also served as the CEO and President of Lids Sports Group (Hat World Corporation), a subsidiary of Genesco Inc. from October 2005 to February 2016. Mr. Kocher joined Hat World in 1996 as Chief Financial Officer. Prior to joining Hat World, he served as a Chief Financial Officer for three privately held franchises of Overhead Door Co. of South Dakota, Controller with several privately held companies under Walling Water Management, and was a Certified Public Accountant with Eide Bailly, a public accounting firm. Mr. Kocher brings to our Board extensive experience in retail business and executive leadership.
Catherine A. Langham, 58, became a Director in February 2010. Ms. Langham is the co-founder, President and Chief Executive Officer of Langham Logistics, Inc., a global freight management company specializing in expedited transportation, warehousing and distribution. Ms. Langham has been at Langham Logistics, Inc. since July 1988. Ms. Langham also serves on the Boards of Directors for The Finish Line, an athletic shoe retailer, and Celadon Group, Inc., a trucking company. Ms. Langham brings to our Board of Directors extensive experience in logistics and executive leadership gained in her 24 years serving as a leader in the logistics industry and as a member of the boards of directors for multiple public companies.
John M. Roth, 57, became a Director in connection with our recapitalization in February 2005. Mr. Roth joined Freeman Spogli & Co., a private equity investment firm, in 1988, became a general partner in 1993 and has served as Chief Executive Officer since January 2016. From 1984 to 1988, Mr. Roth was employed by Kidder, Peabody & Co. Incorporated in the Mergers and Acquisitions Group. Mr. Roth serves as a director on the board of El Pollo Loco Holdings, Inc., a restaurant chain. Mr. Roth brings to our Board extensive experience as a board member of numerous retail and consumer businesses and has extensive experience and insights into strategic expansion opportunities, capital markets and capitalization strategies.
Peter M. Starrett, 68, became a Director in connection with our recapitalization in February 2005 and served as Vice Chairperson of our Board of Directors from February 2005 until April 2007. In 1998, Mr. Starrett founded Peter Starrett Associates, a retail advisory firm, and currently serves as its President. From 1990 to 1998, Mr. Starrett served as the President of Warner Bros. Studio Stores Worldwide, a specialty retailer. Previously, Mr. Starrett served as Chairperson and CEO of The Children's Place and in senior management positions with Federated and May Department Stores. Mr. Starrett serves on the Board of Pacific Sunwear, a clothing retailer, and Boot Barn, Inc., a western and workwear retailer. Mr. Starrett was selected to serve as a Director on our Board due to his extensive experience as an officer and director of both public and private companies in the retail industry.
Kathleen C. Tierney, 71, became a Director in February 2010. In April 2012, Ms. Tierney joined Parallel Investment Partners, an investment company, as an Operating Partner at The Fragrance Outlet. In May 2011, she joined VOZ Partners as an Operating Partner. Ms. Tierney served as the Chief Executive Officer of Sur La Table, a privately held retailer of kitchenware and tabletop accessories, from 2004 until 2008 and as Executive Vice Chairperson from 2008 to 2010, and as a director until May 2011. Prior to joining Sur La Table, Ms. Tierney was an independent management consultant for a variety of national clients. From 1993 to 1999, Ms. Tierney held the position of Chief Executive Officer and President of Smith Hawken, the multi-channel gardening life-style company based in Mill Valley, California. From 2000 to 2004 she was a trustee at Dominican University of California, where she is now an adjunct professor in the Leadership Institute. Ms. Tierney serves on the board of Davids Tea, a tea and accessory retailer. Ms. Tierney brings to our Board of Directors extensive experience in marketing, multi-channel retailing and leadership studies.
Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote FOR Proposal No. 1 to elect, Mr. Bettinelli, Mr. Carmichael, Mr. Castellani, Mr. Geiger, Mr. Kocher, Ms. Langham, Mr. Roth, Mr. Starrett, and Ms. Tierney as Directors until the next annual meeting of stockholders.

CORPORATE GOVERNANCE MATTERS AND
COMMITTEES OF THE BOARD OF DIRECTORS
Pursuant to our By-Laws, the Board of Directors has established five standing committees: the Audit, Compensation, Executive, Nominating and Corporate Governance and Real Estate Committees. We require a majority of our Board members and all members of each of the Audit, Compensation and Nominating and Corporate Governance to be independent, as defined by the NYSE listing standards and the rules and regulations of the SEC.
The Board has determined, after a review of the relationships between and among each of the directors, the Company and its officers, and after consultation with, and upon the recommendation of, our Nominating and Corporate Governance Committee, that Gregory M. Bettinelli, William P. Carmichael, Lawrence P. Castellani, Benjamin D. Geiger, Kenneth J. Kocher, Catherine A. Langham, John M. Roth, Peter M. Starrett, and Kathleen C. Tierney are independent, as defined by the NYSE listing standards and SEC rules and regulations, and that no material relationships exist between any such independent directors and the Company other than by virtue of them being Directors and stockholders. In addition, the Board has determined that the members of each of the Audit, Compensation and Nominating and Corporate Governance Committees are independent under the NYSE listing standards for each such committee, and, with respect to the Audit Committee, Rule 10A-3 of the Securities Exchange Act of 1934, as amended.
The Board of Directors met twelve times during fiscal 2016. The non-employee independent directors (as defined by the rules of the NYSE) met five times during fiscal 2016 in executive session without the presence of management directors or employees of the Company. Our executive sessions are presided over by the Chairperson of the Board. All directors, other than Mr. Zink, attended at least 75% of the Board meetings and meetings held by Committees of which they were members. Pursuant to Corporate Governance Guidelines adopted by the Board, Directors are expected to attend Board meetings on a regular basis and to attend the annual meeting of stockholders. All members of the Board, except Mr. Kocher who was appointed after the meeting date, attended the 2015 annual meeting of stockholders.
Committee Charters and Code of Business Conduct and Ethics
The charters of the Audit, Compensation, Executive and Nominating and Corporate Governance Committees, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics applicable to our officers, directors and employees are available on our website at www.hhgregg.com under the “Investor Relations” link. Once within the “Investor Relations” section of our website, click the “Corporate Governance” link. These documents are also available in print to stockholders upon request by contacting our Investor Relations department at: Investor Relations at hhgregg, Inc., 4151 E. 96th Street, Indianapolis, IN, 46240 or by calling (317) 848-8710 and ask for Investor Relations. Any waivers or substantive amendments of the Code of Business Conduct and Ethics will be disclosed on our website at www.hhgregg.com.

Standing Board Committees
The principal functions of each of our standing Board Committees, their members and the number of meetings held in fiscal 2016 are set forth below:

Committee Name and Members		Committee Functions	Number of Meetings in Fiscal 2016
Audit Carmichael (1) Langham Zink(2)	•	Oversees the integrity of our financial statements;	4
	•	Oversees our compliance with legal and regulatory requirements;
	•	Evaluates the independent auditors’ qualifications, performance and independence; and
	•	Reviews the performance of our internal audit function.

Compensation Castellani(1) Bettinelli Starrett Zink(2)	•	Evaluate and recommend for approval by the Board compensation for selected senior executive officers of hhgregg;	5
	•	Set the compensation of the CEO and review his performance against set goals;
	•	Administer our equity compensation plans;
•
Evaluate and review the structure of compensation and benefits for directors, officers and employees, including setting pre-tax earnings goals and approving the payment of annual incentive awards under our incentive compensation plans; and

	•	Establish and communicate to the Board and to management our general compensation philosophy, as well as considerations for determining compensation for executive officers.

Nominating and Corporate Governance Langham(1) Carmichael Roth	•	Identify and recommend to the Board individuals to fill vacant Board positions and/or nominees for election as directors at the annual meeting of stockholders;	3
	•	Review the structure, independence and composition of the Board and its Committees and the Committee charters and make recommendations to the Board;
	•	Evaluate the performance of the Board and Committees and report findings to the Board;
	•	Nominate for Board approval the Chairperson, and make recommendations to the Board regarding his or her respective roles;
	•	Review and make recommendations for amendments to our Code of Business Conduct and Ethics;
	•	Recommend to the Board and oversee the implementation of sound corporate governance principles and practices; and
	•	Develop and recommend to the Board procedures for a stockholder to send communications to the Board.

Real Estate Starrett(1) Castellani Tierney	•	Review, evaluate and approve new real estate locations as proposed and requested by the Company’s management; and	2
	•	Review and evaluate store and market performance and assist the Company’s management in real estate related decisions.

Executive Langham(1) Geiger Roth	•	Make decisions and evaluate issues referred to the executive committee by the Board or the Chairperson of the Board; and	—
	•	Act with full authority on behalf of the full Board between meetings.

(1)	Chairperson of the Committee.

(2)	Mr. Zink is not on the slate for the Board of Directors, and therefore will not be member of any committees. Kenneth J. Kocher will be added to the Audit Committee and Compensation Committee.

Nominees for Election as Directors
The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals to become nominees for election as directors. The Nominating and Corporate Governance Committee also considers nominees as proposed by stockholders. As provided in our Corporate Governance Guidelines and Director Nomination Policy, the Nominating and Corporate Governance Committee will seek Board candidates who possess and have exhibited integrity in business and personal affairs and whose professional experiences will assist the Board in performing its duties. The Nominating and Corporate Governance Committee has not established any specific, minimum qualifications for potential nominees. Pursuant to the Director Nomination Policy, the Nominating and Corporate Governance Committee’s process for evaluating nominees for director will generally not differ based on whether the nominee is recommended by a stockholder.
To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, stockholders should submit the candidate’s name and qualifications in writing to our Corporate Secretary at the following address: hhgregg, Inc., Attention: Corporate Secretary, 4151 E. 96th Street, Indianapolis, IN, 46240. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. See “Stockholder Proposals” in this Proxy Statement for further information. Nominations must be delivered to the Corporate Secretary not less than 90 nor more than 120 days prior to the first anniversary of the date that our Proxy Statement is delivered to stockholders in connection with the preceding year’s annual meeting. See Section 2.12 of our By-laws for more information on procedural requirements. The Nominating and Corporate Governance Committee will evaluate new candidates by performing background checks, reviewing qualifications for specific skills that must be possessed by one or more of the members of the Board, and considering the extent to which the member promotes diversity among directors. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, the Committee believes that it is desirable that Board members represent a diversity of backgrounds, as well as a diversity of viewpoints and experiences. The Nominating and Corporate Governance Committee will extend invitations on behalf of us to join the Board or to be nominated for election as a director.
Board Leadership Structure
Our Corporate Governance Guidelines and By-Laws allow the Board to separate the roles of Chairperson and Chief Executive Officer. Currently, the Board believes that the separation of the Chairperson and Chief Executive Officer positions is the most appropriate structure for the Company. By having a separate Chairperson and Chief Executive Officer, the Board believes that the Chief Executive Officer may devote more of his attention to managing the operations of the Company while the Chairperson assumes the responsibility of providing leadership within the Board. Our Chairperson provides guidance to our Chief Executive Officer and other executive officers and focuses on board oversight responsibilities and strategic planning. The Board believes that the structure of its leadership may vary from time to time, depending on the circumstances of the Company and its succession planning. Therefore, in the future the Board will consider whether to maintain the separation of the roles of Chairperson and Chief Executive Officer.
Board’s Role in Risk Oversight
The Board of Directors is responsible for overseeing the management and operations of the Company, including overseeing its risk assessment and risk management functions. The Board of Directors has delegated primary responsibility for reviewing the Company’s guidelines and policies with respect to risk assessment and risk management to the Audit Committee as part of its responsibility for the oversight of the Company’s financial matters and regulatory compliance. The Company’s Director of Internal Audit, who reports to the Audit Committee, has developed an enterprise risk management (ERM) framework through which management has identified the key areas of risk that we face. Upon review of the risks identified by management, the Audit Committee may approve management’s recommendation to assign certain risk areas for oversight by appropriate committees of the Board, or by the full Board of Directors. The Company’s Director of Internal Audit also reviews risk areas with senior management on a regular basis. The Compensation Committee has primary responsibility for oversight of risk related to compensation matters, as more fully described elsewhere in this Proxy Statement.
Communication with the Board of Directors
Stockholders and other interested parties may communicate with the Board of Directors or the non-management directors as a group by sending correspondence addressed to the applicable party to: Board of Directors, hhgregg, Inc., 4151 E. 96th Street, Indianapolis, IN, 46240. Pursuant to procedures approved by the independent members of the Board of Directors, all such correspondence related to the Board’s duties and responsibilities will be reviewed by our Corporate Secretary and forwarded to the Chairperson of the Board. All such correspondence will be available to any of the Directors upon request.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that hhgregg, Inc. specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
Effective August 3, 2015, William P. Carmichael succeeded Michael L. Smith as Chairperson of the Audit Committee of the Board of Directors. The other members of the Audit Committee during fiscal 2016 were Catherine A. Langham and Darell E. Zink. Mr. Zink is not up for re-election as a Director, will leave the Audit Committee and will be replaced by Mr. Kenneth J. Kocher. The Board of Directors has determined that all members of the Audit Committee are independent and are financially literate as required by the NYSE listing standards, and that Mr. Carmichael is an “audit committee financial expert,” as defined by SEC rules, and has accounting or related financial management expertise, as required by the NYSE’s listing requirements.
The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for fiscal 2016 with our management. The Audit Committee has discussed with KPMG LLP, our independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.
Based on the Audit Committee’s review and the discussions noted above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our fiscal 2016 Annual Report on Form 10-K for filing with the SEC.
THE AUDIT COMMITTEE
William P. Carmichael (Chair)
Catherine A. Langham
Darell E. Zink

NON-DIRECTOR EXECUTIVE OFFICERS
The following table lists our executive officers who are not directors, as of June 30, 2016:

Name	Age	Position with our Company
Robert J. Riesbeck	52	Interim President and Chief Executive Officer and Chief Financial Officer
Keith M. Zimmerman	57	Chief Merchandising Officer
Samuel J. Johnson	49	Senior Vice President, Store Operations
Jeffrey D. Pearson	47	Senior Vice President, Marketing, ECommerce & Strategy

Robert J. Riesbeck, our Interim President and Chief Executive Officer and Chief Financial Officer, joined us in September 2014 as our Chief Financial Officer. In February 2016, Mr. Riesbeck became our Interim President and Chief Executive Officer while maintaining the Chief Financial Officer role. Mr. Riesbeck has over 25 years of experience in financial and operations management. From September 2010 through September 2014, Mr. Riesbeck served as Operations Executive/Group Chief Financial Officer at Sun Capital Partners, a private equity firm, where he was responsible for financial and operations oversight of a diverse group of portfolio companies. From February 2007 through September 2010, Mr. Riesbeck was Chief Financial Officer of Marsh Supermarkets, a grocery store chain. Prior to this, Mr. Riesbeck was CFO of American Golf Corporation, an operator of golf courses, and also previously held business-unit COO and CFO roles at Nike, Inc., an athletic footwear company.
Keith M. Zimmerman, our Chief Merchandising Officer, joined us in January 2015. Mr. Zimmerman has over 20 years of experience in merchandising and marketing management. Most recently, Mr. Zimmerman served as Chief Merchandising Officer at P.C. Richard & Son, an appliance and electronics retailer, from May 2014 to December 2014. Before joining P.C. Richard & Son, Mr. Zimmerman served in various positions at American TV and Appliance of Madison, Inc., a video and appliance retailer, beginning in 1979 and most recently serving as Executive Vice President and Chief Merchant for Electronics and Appliances from February 2007 through April 2014. Prior to this, Mr. Zimmerman held the position of Senior Vice President of Appliance Marketing at American TV and Appliance of Madison, Inc. from March 1994 through January 2007.
Samuel J. Johnson, our Senior Vice President of Store Operations joined us in August 2010. Mr. Johnson has over 26 years of experience in retail sales and store operations. Prior to joining us, Mr. Johnson held various leadership roles with Sears, an appliance, hardware, and clothing department store chain, beginning in 1989. From January 2006 to August 2010, Mr. Johnson served as Vice President of Small Stores and Regional Vice President of the Northwest Region. Prior to this, Mr. Johnson held the position of Regional Director of Operations and Merchandising for the Southeast Region from April 2004 through January 2006.
Jeffrey D. Pearson, our Senior Vice President of Marketing, ECommerce and Strategy joined us in May 2006 as Vice President of Marketing. Mr. Pearson was named Senior Vice President of Marketing in October 2011. From February 2015 to February 2016, Mr. Pearson served as Senior Vice President of Strategy and Transformation where he led several cost savings initiatives. Prior to joining our Company, Mr. Pearson served as Senior Manager of Purchase Experience and Manager of Brand Portfolio Training Organization for Whirlpool Corporation, a major appliance manufacturer.

COMPENSATION COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that hhgregg, Inc. specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
During fiscal 2016, Lawrence P. Castellani served as Chairperson of the Compensation Committee of the Board of Directors. The other members of the Compensation Committee during fiscal 2016 were Gregory M. Bettinelli, Peter M. Starrett and Darell E. Zink. Mr. Zink is not up for re-election as a Director, will leave the Compensation Committee and will be replaced by Mr. Kenneth J. Kocher.
Our Compensation Committee is currently comprised entirely of four independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC. The Compensation Committee operates under a written charter adopted by the Board. Our Compensation Committee charter can be viewed by connecting to www.hhgregg.com, under the “Investor Relations” link.
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis presented in this Proxy Statement with management, and based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
Lawrence P. Castellani (Chair)
Gregory M. Bettinelli
Peter M. Starrett
Darell E. Zink

COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Discussion and Analysis describes the material elements of executive compensation including the principles underlying our executive compensation policies, decisions and other important factors relevant to an analysis of those policies and decisions. Our Compensation Committee is responsible for the oversight of these plans for executives and directors. The financial results of the Company are reflected in our named executive officer awards as outlined in the Compensation Discussion and Analysis that follows. Our named executive officers for fiscal year 2016 were:

•	Robert J. Riesbeck, Interim President and Chief Executive Officer and Chief Financial Officer

•	Keith M. Zimmerman, Chief Merchandising Officer

•	Samuel J. Johnson, Senior Vice President Store Operations

•	Jeffrey D. Pearson, Senior Vice President Marketing, ECommerce & Strategy

•	Dennis L. May, Former President and Chief Executive Officer*

•	Charles B. Young, Former Chief Human Resources Officer*

•	Trent E. Taylor, Former Chief Information Officer*
*Messrs May,'s Young's and Taylor's employment with our company terminated on February 16, 2016, June 23, 2016 and March 23, 2016, respectively.
The Compensation Discussion and Analysis is divided into three sections:

•
Compensation Philosophy, Objectives and Process. A discussion of our compensation philosophy, the objectives of our compensation programs and policies, and the process we use to determine executive compensation.

•	Key Elements of Compensation. A discussion and analysis of certain key compensation elements in our compensation program including base pay, incentives, equity and perquisites.

•
Other Compensation Matters. A discussion of programs and policies that is generally applicable to the named executive officers including executive severance, health and welfare benefits, and other perquisites.

The Compensation Discussion and Analysis should be read in conjunction with the section below entitled “Executive Compensation” where you will find a number of tables detailing specific information about compensation earned by each of our named executive officers in fiscal 2016.
Compensation Philosophy, Objectives and Process
Philosophy. We believe our success depends on our commitment to serve our customers and work as a team to deliver a superior customer purchase experience. We aim to make our compensation programs competitive, which allows us to attract and retain individuals whose skills are critical to our long-term success. We structure our compensation programs to reward and motivate superior individual and team performance among our executives and our associates in attaining business objectives and maximizing stockholder value. Our compensation awards are based on the fundamental principle of aligning the interests of our executives with those of our stockholders. The primary means for achieving this fundamental principle is incorporating the concept of “pay for performance” in our compensation programs and policies. Therefore, our named executive officer compensation, while targeted to a market median overall (as described below), is heavily leveraged with a combination of long-term incentive awards and annual incentive awards, while base pay is targeted to below market median levels. We believe that our compensation programs, coupled with growth and development opportunities for our executives and other associates and a positive work environment built on trust and respect, help solidify our executives’ commitment to deliver a superior customer purchase experience and links our executives’ efforts to our corporate objectives and the stockholders’ interests. At our 2014 annual meeting of stockholders, 85% of the shares voted at the meeting voted in favor of our executive compensation programs.
Objectives. We believe our compensation programs and policies should serve to fulfill many objectives including to (i) attract and retain executives with the knowledge, entrepreneurial skills and the competencies we require; (ii) motivate these executives to execute our short and long-term business strategies successfully; (iii) reward executives for achieving superior performance and maximizing stockholder value; and (iv) promote a culture of pay for performance by maintaining a flexible compensation structure with an emphasis on incentive and equity plan components in order to align the interests of executives and stockholders on short and long-term goals.

Process. The Compensation Committee annually reviews our compensation philosophy and objectives and oversees the design, competitiveness and effectiveness of compensation programs for our named executive officers. The Board has given the Compensation Committee the authority to determine and approve the compensation (including base salaries, annual incentive and long-term incentive awards), performance goals and achievement of goals for our named executive officers, approving all awards under the hhgregg, Inc. 2007 Equity Incentive Plan and overseeing compensation programs for our named executive officers. In addition, the Compensation Committee provides oversight of management’s decisions regarding the long-term incentive and non-equity compensation of our non-executive officers. The Compensation Committee reviews all proposed executive compensation plans, amendments to executive compensation plans, long-term incentive awards and compensation packages for newly hired executive officers. The Compensation Committee’s charter, which can be found in the "Investor Relations" section of our website at www.hhgregg.com, details the specific objectives and responsibilities of the Compensation Committee. Decisions regarding non-equity compensation for non-executive employees are made by management.
The Compensation Committee establishes all elements of the named executive officers’ compensation, and prepares an overview for full Board review.
Compensation Program for Fiscal 2016. The Compensation Committee considers several internal factors to determine and approve our executive compensation. The material internal factors that are assessed include (i) the value of the named executive officer’s position relative to other executive officer positions based on the scope of primary job responsibilities and its impact on organizational performance; (ii) the named executive officer’s level of industry and functional knowledge and personal contribution to our strategic and operational success; (iii) the named executive officer’s ability to lead, inspire and influence others in a positive and constructive manner; and (iv) the named executive officer’s outstanding equity awards, performance-based incentives and compensation history.
For fiscal 2016, the Compensation Committee considered these material internal factors against the 2015 Retail Corporate Compensation Report (“Remuneration Report”) prepared by the Hay Group®, an independent compensation consultant. The Remuneration Report provides compensation data on a broad group of 209 retail organizations and their divisions, and provides a frame of reference for the Compensation Committee to consider as it makes decisions about base salary, annual incentives and long-term incentives for our executive officers. The Compensation Committee used a subset of 33 of these companies with revenues between $500 million and $4.9 billion in their analysis. The subset of companies in the Remuneration Report are set forth below.
Specifically, the Compensation Committee compared an analysis prepared by HRD Advisory Group, an independent consultant company, of the compensation of our named executive officers to the Remuneration Report’s compensation data based on job description and title. The Compensation Committee used the Remuneration Report primarily to ensure that a named executive officer’s total compensation would be competitive by falling within the median to slightly above median range of comparative pay of the subset of 33 companies in the Remuneration Report, if we achieved our target performance levels for the annual and long-term incentive plans described below. The Compensation Committee aims to pay out incentive compensation based on the achievement of performance targets at a level above the median range and base salaries at a level below the median range of compensation paid by comparable companies in the Remuneration Report. Thus, the Compensation Committee intends to set the overall compensation level of our named executive officers at a level higher than the median level when our performance exceeds targeted levels and lower than the median level when our performance is lower than targeted levels. For fiscal 2016, the total cash compensation in the aggregate earned by our named executive officers was below the median range of aggregate comparative pay in the Remuneration Report subset because the annual incentive compensation earned for fiscal 2016 was significantly below target. For fiscal 2016, the total long-term equity incentive compensation earned by our named executive officers was lower than the companies in the Remuneration Report subset. This was due in part to the decrease in the fair value of stock options granted on last year’s grant date when compared to prior year values.
In addition, we conducted a review of proxy statements and compensation practices of 10 geographically dispersed retailers (listed below) with revenues of $410 million to $3.9 billion to assess the competitiveness of our named executive officers’ base salary, incentive compensation, equity compensation and perquisites. From this review we gained insight on base salary, incentive compensation and equity programs in our industry as well as the competitiveness of our severance programs and perquisites. The Compensation Committee reviewed equity grant practices in terms of the use of restricted, cash and phantom share plans, in addition to non-qualified stock options. The Compensation Committee also reviewed key perquisites offered to named executive officers. The Former Chief Executive Officer and Chief Financial Officer were matched directly to their peers. The other named executive officers were compared to the fifth highest paid named executive officer in each of the 10 retailers included in the proxy review. The fifth highest paid officer was selected as the minimum threshold for reasonable comparison because we could not directly match these officers to the proxy data by title due to the limited number of like titled officers in the proxy data. From this review, we determined that with respect to our total compensation package, we lag in base salary and long term incentive compensation but are significantly above average in target annual incentive compensation compared to the group of 10 retailers.

From time to time we may engage external executive compensation consultants to update compensation analysis related to executive compensation. The Compensation Committee did not engage a compensation consultant for fiscal 2016.
Companies reviewed in the fiscal 2016 analyses included:
Remuneration Report Companies

Abercrombie & Fitch	Deckers Outdoor	Movado Group
Aeropostale	Destination Maternity	Perry Ellis International
Aeropostale, Inc - GoJane	DSW	Pier 1 Imports
Andersons, The (Retail)	Express	Rent-A-Center
Ascena Retail Group	Finish Line	Stage Stores
Bon-Ton Stores	Fossil	Tiffany & Co.
Burberry	Gordman Stores	Ulta Inc
Carter's	Kate Spade & Company	Urban Outfitters
Chico's	Lands’ End	Vera Bradley Designs
Children's Place	La-Z-Boy	Williams Sonoma
Coach	Michaels Stores	Zumiez

Proxy Companies

Bassett Furniture	Ethan Allen Interiors	Mattress Firm Holdings
Bon-Ton	Haverty Furniture	Pier 1 Imports
Cabela’s	La-Z-Boy
Conn’s	Lumber Liquidators

Key Elements of Compensation
For fiscal 2016, our compensation program for named executive officers primarily consisted of four elements including (i) base salary; (ii) annual incentive awards; (iii) long-term incentive awards; and (iv) health, retirement and other benefits.

Pay Element	Objective	Key Features
Base Salary	To attract and retain leadership talent and to provide a competitive base of compensation that recognizes the executive’s skills, experience and responsibilities in the position.	Provide a fixed level of cash compensation for executives’ performance of day-to-day responsibilities.

Annual Incentive Awards	To provide executives with a clear financial incentive based on achievement of critical short-term financial and operating goals and strategic initiatives.	Annual cash payout based on achievement of performance targets over the fiscal year.

Long-Term Incentive Awards
To align significant portions of executive compensation to our long-term performance as measured by objectives and performance targets.

This component serves to promote an ownership culture, as well as motivate and retain executive talent.
Annual grants of stock options, and/or restricted stock unit awards with time-based and/or performance-based vesting.

Health, Retirement and Other Benefits	To provide reasonable, market comparable benefits intended to attract and retain high performing executives.
Named executive officers participate in health and welfare, retirement and time-off benefit plans that are generally available to all eligible employees. In addition, we contribute to the 401(k) Plan and provide group term life insurance.

No additional perquisites are routinely offered to executives.

Overall, the Compensation Committee seeks to strike a balance among these four components, with an emphasis on ensuring that a majority of the total potential compensation for our named executive officers is significantly at risk and tied to overall Company performance.
Base Salary. Base salary is designed to provide a specific level of cash compensation that is fixed, competitive and appropriate for each named executive officer. The base salaries are reviewed annually as part of our annual compensation program review. The Compensation Committee balances the consideration of the factors described below with a review of the base salary of our named executive officers as compared to base salary information found in the Remuneration Report, which provides confirmation regarding the competitiveness of our executive’s total compensation. For each named executive officer, the Compensation Committee generally aims to position base salaries below the 50th percentile of the base salary for that executive officer position for the subset of 33 retail companies surveyed in the Remuneration Report.
In establishing named executive officer base salary levels and potential increases, the Compensation Committee also considers skills, experience, responsibility and annual performance evaluations. Furthermore, the Compensation Committee considers our financial performance to set salary budgets that determine annual salary increases for executive officers. Merit increase data reported in salary budget surveys from WorldatWork, Hay Group, Mercer and Towers Watson are also taken under consideration by the Compensation Committee.
When evaluating our performance to determine base salary and base salary increases, weightings are established for business metrics and leadership factors. For fiscal 2016, 50% of the performance weightings were based on metrics such as sales, adjusted EBITDA and selling, general and administrative expenses as well as departmental metrics. The remaining 50% was based on individual performance relative to eight defined leadership factors. The eight defined leadership factors considered by the Compensation Committee for determining base salary levels for fiscal 2016 were: (1) change initiative, (2) customer service, (3) business knowledge, (4) sense of urgency, (5) team skills, (6) developing associates, (7) problem solving skills, and (8) two-way communication skills. The same eight factors were considered for each named executive officer.

For fiscal 2016, the named executive officers did not receive merit based increases in salary, rather an increase in base salary was determined by the rebalancing of base salary and annual incentive model outlined below.
The Compensation Committee also exercises its judgment regarding base salary decisions for each named executive officer. For example, if the Company experiences strong financial performance, but an individual named executive officer has fallen short of achieving his or her individual performance expectations, the Compensation Committee may exercise its judgment in approving no increase, or a smaller salary increase, than would have been the case if the named executive officer had achieved his or her individual performance expectations. Conversely, if the executive officer’s individual performance has been outstanding, he or she may receive a salary increase even when the Company’s financial performance may have failed to meet expectations. For fiscal 2016, the Compensation Committee did not exercise such discretion in modifying base salaries. The Compensation Committee approved a base salary increase for Mr. Riesbeck at the time of his appointment to Interim President and Chief Executive Officer, to the same base salary as the former President and Chief Executive Officer, as compensation for his assumed additional responsibilities.
Rebalancing of Base Salary and Annual Incentive. In fiscal 2014, the Compensation Committee approved a four year compensation model to rebalance the mix of base pay and annual incentive for executive officers and senior vice presidents beginning in fiscal 2015. While maintaining our overall pay philosophy on base pay and annual incentive, the four-year model increases base pay and decreases the annual incentive target while maintaining total target cash at the 50th percentile relative to Remuneration Report market data. The annual incentive award target for executive officers was reduced from 91% of base pay in fiscal 2015 to 84% in fiscal 2016. The annual incentive award target for senior vice presidents was reduced from 71% of base pay in fiscal 2015 to 67% in fiscal 2016. In fiscal 2016, the average base salary increase for executive officers and senior vice presidents was 5.8%, the annual incentive award target decrease was 0.2%, with an overall total target cash increase of 3.1%. The Interim Chief Financial Officer and Chief Financial Officer is not included in the four year base pay and annual incentive realignment.
Annual Incentive. Our annual incentive awards are designed to provide a cash incentive to our named executive officers to achieve and exceed short-term business objectives and goals. Before the end of the first quarter of our fiscal year, the Compensation Committee establishes the goals for the relevant fiscal year, which are described below. The annual incentive awards are intended to be challenging but achievable, if our performance for the fiscal year exceeds targets. The at-risk element of annual incentive awards reinforces a flexible compensation structure with a variability that aligns the interests of our named executive officers and stockholders. Generally, the Compensation Committee sets performance metrics to ensure that the minimum and maximum level of annual incentive awards are appropriate relative to projected performance such that the relative difficulty of achieving the target is consistent from year to year. The Compensation Committee aims to position annual incentive awards above the median of the incentive compensation for the comparable company subset group in the Remuneration Report, because base salary pay is typically lower than average, and to bring total cash compensation to a competitive level, annual incentive awards are set above the 50th percentile. The amount of annual incentive awards are based on a percentage of base salary for each named executive officer.
The target annual incentive award for fiscal 2016, which was established by our Compensation Committee in conjunction with our annual budgeting process, was established at approximately 84% of the respective base salaries for the executive officers and 67% for the senior vice presidents. The target level of annual incentive award is the amount intended to be awarded if we meet our adjusted EBITDA target for the fiscal year. In fiscal 2016, the Compensation Committee established a maximum annual incentive award payout of 150% of target annual incentive award for our named executive officers for performance in fiscal 2016 to reward exceptional performance relative to our adjusted EBITDA target.
Our annual incentive award for the majority of executive officers is tied to the attainment of adjusted EBITDA targets that, if achieved, must also fund any annual incentive payments under the plan. We use adjusted EBITDA, which is a non-GAAP measure, to measure our performance when establishing annual incentive awards because it facilitates performance comparisons from period to period by excluding certain non-recurring or non-cash items, thereby presenting what we believe to be the most accurate measure of our core operating results at that point. The adjusted EBITDA targets are set based on planned budget and profit projections for the year as compared to the prior year’s actual results. In order to achieve a 100% target annual incentive award payout for fiscal 2016, we needed to achieve an adjusted EBITDA target of $20.8 million inclusive of the charge associated with the annual incentive award payout.

The following table shows the adjusted EBITDA targets for achieving threshold, target and maximum annual incentive compensation as well as the payout at each level:

	Adjusted EBITDA		% Payout of Target Annual Incentive
Threshold	$7.1	million	25%
Target	$20.8	million	100%
Maximum	$27.3	million	150%
In fiscal 2016, we did achieve an adjusted EBITDA of $8.2 million and as a result a 33% annual incentive award payment was made. Awards are not typically modified for individual performance, but if they were, positive or negative discretionary adjustments must be approved by the Compensation Committee. There were no adjustments resulting in payouts made in fiscal 2016. Adjusted EBITDA may be adjusted to exclude certain items as deemed appropriate by the Compensation Committee, including asset impairments, consulting fees, severance costs, loss related to the early extinguishment of debt and life insurance proceeds received related to a key man life insurance policy.
For fiscal 2016, Mr. Pearson's annual incentive award was not tied to adjusted EBITDA, but rather cost reductions and revenue initiative due to the fact he was in a Transition Project Management role. Based on his results, he was eligible for 75% of his annual incentive award payment.
The aggregate amount of annual incentive awards paid to all employees (including executive officers) eligible to participate in annual incentive awards constitutes the “bonus pool” for that year. If the threshold adjusted EBITDA is achieved, the bonus pool is funded with a pro rata portion of the percentage to be funded for the level of adjusted EBITDA achieved; however if the threshold is not achieved the payout is zero. As a result, the “bonus pool” does not place any limitations on the amount of the annual incentive awards and is merely a calculation of the aggregate awards that are payable based on the level of adjusted EBITDA that is achieved for that year. However, as noted above, there are caps on the maximum amount of an award for any individual participant, and the adjusted EBITDA target is inclusive of the charge associated with the annual incentive awards.
Long-term Incentive Awards. Long-term incentive awards may be issued in the form of stock options, time-based restricted stock units, or RSUs, or performance-based restricted stock units, or PRSUs, and is designed to align the interests of our executive officers with the interests of our stockholders and our multi-year growth plan. To connect our executives to our long-term success and create alignment with stockholders, our named executive officers received stock option and RSU awards during fiscal 2016. We did not award PRSUs to our named executive officers in fiscal 2016. The Compensation Committee believed that offering stock options and RSUs was a better equity vehicle to align the executive officers interest with long-term Company performance. We believe the stock options and RSUs awarded allow us to stay competitive in the marketplace relative to our peer group, while further aligning our executive compensation philosophy with the long term goals of our stockholders. We set long-term incentive awards above the median of our peers to promote an ownership culture, maximize stockholder value over time and represent our strongest generator of retention for our key executives.
The hhgregg, Inc. 2007 Equity Incentive Plan, or the Equity Incentive Plan, authorizes us to grant incentive and nonstatutory options, restricted stock, stock appreciation rights, restricted stock units, performance-based restricted stock units and stock grants to our officers, directors, consultants and key employees. Our Compensation Committee oversees the administration of our Equity Incentive Plan under which 3,197,551 shares have been granted as of March 31, 2016. The Compensation Committee is authorized to grant up to 9,000,000 shares of our common stock under the 2007 Equity Incentive Plan. Of this number, 5,613,744 are available for grant as of June 3, 2016.
In determining the number of long-term incentive awards to be granted to executives, we consider the individual’s position, scope of responsibility, contribution, market practices and the value of the long-term incentive awards in relation to other elements of the individual’s total compensation.
The Compensation Committee grants stock options and RSUs under the Equity Incentive Plan, which are issued at the closing price of our common stock on the date of grant as quoted on the NYSE. The Compensation Committee has never granted stock options with an exercise price that was less than the closing price of the Company’s common stock on the grant date, nor has it granted stock options that are priced on a date other than the grant date. All of the stock options granted to our named executive officers are non-qualified options that vest in three equal annual installments beginning on the first anniversary of the date of grant and terminate on the seven-year anniversary of the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. RSUs granted to our executive officers vest in equal amounts over a three-year period beginning on the first anniversary of the date of grant. Upon vesting, the outstanding RSUs will be issued into shares of common stock.

Historically, the Compensation Committee has granted stock options at the commencement of an executive’s employment or at the time of the Compensation Committee’s regularly scheduled meeting occurring sometime between February and May. The majority of our stock option and RSU grants are made annually as part of a long-term incentive award program, with the grant date specified in advance as part of a Compensation Committee resolution. We have never granted, nor do we ever intend to grant, options or RSUs immediately prior to, or simultaneous with, the release of material, non-public information. In fiscal 2016, 24% of options granted to all of our employees were awarded to named executive officers.
In fiscal 2016, the Compensation Committee established long-term incentive awards for each named executive officer by granting stock options and RSUs, based on their estimated value on the date of grant. The Compensation Committee granted an aggregate of 88,026 stock options and 88,026 RSUs to our named executive officers.
The following table sets forth the stock options granted to our named executive officers in fiscal 2016:

Executive	Stock Options	RSU's
Dennis L. May	29,400	29,400
Robert J. Riesbeck	13,333	13,333
Charles B. Young	10,080	10,080
Trent E. Taylor	10,080	10,080
Keith M. Zimmerman	10,080	10,080
Samuel J. Johnson	8,333	8,333
Jeffrey D. Pearson	6,720	6,720
Total	88,026	88,026
Health, Retirement and Other Benefits. We provide our named executive officers with health, retirement and other benefits that the Compensation Committee deems reasonable and consistent with our overall executive compensation philosophy and programs and common practices in the retail industry. These programs are reviewed by the Compensation Committee annually to ensure they support the attraction and retention of executive officers, and to ensure the programs continue to be reasonable and competitive.
Executive officers are eligible to participate in a defined contribution 401(k) plan, along with and on the same terms as other eligible associates of the Company. Key employees, including our executive officers, are also eligible to participate in a non-qualified deferred compensation plan which provides an additional opportunity to defer compensation on a pre-tax basis and to accumulate tax-deferred earnings. A participant may elect to have their compensation deferred up to 80% of base salary and 100% of their performance based compensation. The company contributes Employer Discretionary Credits to the executives' deferred compensation account in the form of an employer match. For fiscal 2016, the Company matched 25% on the first 10% contributed by the executive, beginning after the participants first year of service. This amount will be determined by the Company each plan year. Participant deferrals are 100% vested immediately and on a 5 year vesting schedule for Employer Discretionary Credits. We believe that this program plays an important role in attracting and retaining executive talent.
Our executives are eligible to participate in all of our associate benefit plans, including medical, dental, vision, long-term and short-term disability, life insurance and employee discount, in each case on the same basis as our other eligible employees. The cost of both employment and post-employment benefits is partially borne by the employee, including our named executive officers. For fiscal 2016, our named executive officers were entitled to $300,000 in additional life insurance coverage the premiums for which were paid by us. Upon termination, the executive may continue the life insurance coverage at their own expense. Our named executive officers receive short term disability coverage at no cost to them. Upon an approved short-term disability claim, our named executive officers would receive salary continuation for six weeks at 100% of base rate of pay. If short-term disability exceeds six weeks, our named executive officers would receive 50% of their base rate of pay for up to an additional six weeks. If the named executive officer remains disabled after 12 weeks, the Company’s long-term disability plan would apply.
Other Compensation Matters
Executive Employment Agreements. In addition to the other compensation elements described in this Proxy Statement, we have employment agreements with certain named executive officers, aligned with the practices of other companies in the retail industry. The employment agreements include certain provisions providing for the payment of severance benefits in certain circumstances. The amounts of the severance benefits set forth in these employment agreements were considered as part of each named executive officer’s overall compensation package and were deemed to be within the range of reasonable severance or change-in-control benefits for named executive officers based on market practices at the time negotiated. These employment agreements are intended to preserve morale, productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the Company. In addition, the agreements are intended to align executive and stockholder interests by enabling our executives to consider corporate transactions that are in the best interests of the stockholders without undue concern over whether the transactions may put the executive’s employment at risk. Additional information regarding these employment agreements and the potential payments due under these agreements can be found below in the sections titled “Employment Agreements” and “Potential Payments Upon Termination or Changes in Control.”
Tax Considerations. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our named executive officers, excluding the Chief Financial Officer. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our named executive officer compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our Board of Directors or Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
Accounting Treatment. We account for stock-based awards based on their grant date fair value, as determined under accounting guidance on stock compensation. Compensation expense for these awards is recognized on a straight-line basis over the requisite service period of the award. If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares that will ultimately vest based upon performance.
Compensation Committee Interlocks and Insider Participation. None of our Compensation Committee members is or has ever been an executive officer of the Company. To our knowledge, there were no relationships involving members of the Compensation Committee or our other Directors which require disclosure in this Proxy Statement as a Compensation Committee interlock.
Executive Stock Ownership Guidelines. We have not adopted formal stock ownership guidelines for our executive officers and non-employee directors. However, our executive officers collectively beneficially own 2.0% of our common stock as of May 31, 2016. Our non-employee directors collectively beneficially own 2.3% of our common stock as of May 31, 2016. This number does not include the beneficial holdings of Mr. John Roth due to his affiliation with Freeman Spogli & Co.
Risk Assessment of Overall Compensation Program Risk
The Compensation Committee is responsible for reviewing and overseeing compensation and benefits programs and policies applicable to the named executive officers and other executives and managers. We do not believe that our compensation policies and practices include any components that are reasonably likely to have any adverse material impact on us. In reaching this conclusion we considered factors such as:

•	Our compensation program includes a blend of both fixed and variable, at-risk compensation.

•
The annual incentive and long term incentive plan are designed to reward both short-term and long-term results. This design mitigates an incentive for short-term risk taking that would be detrimental to our long-term interests.

•
Maximum annual incentive plan award payouts are capped at 150% of target for named executive officers and other senior vice presidents and 120% of target for other executives. These limits are market based, conservative and mitigate excessive risk taking, since the maximum awards are limited under our plan.

•
A percentage of executive officer incentive compensation is based on our overall performance. This limits any actions that would maximize the performance of our departments, at the detriment of another.

•
While our executive officers are not subject to stock ownership guidelines, they collectively hold 2.0% of our outstanding shares of common stock as of May 31, 2016. We believe their long-term stake in the Company ensures that they consider the interests of the Company and the stockholders and discourages excessive risk taking that could negatively impact the price of our common stock.

•
Our incentive compensation programs are designed with payout curves that are relatively smooth, and do not contain any “cliffs” that might encourage executives to adopt risk in order to exceed the next payout hurdle.

•
All equity awards are subject to either timed-based and/or performance-based vesting, and typically vest over a three-year period. Consequently, because the vesting of these awards is fixed and non-discretionary, the awards promote an employee’s long-term commitment to us and are not predicated on or influenced by an individual’s excessive risk taking. Rather, the value of the award is tied to our stock price or performance.

Executive Compensation
Summary Compensation Table
The following table sets forth information concerning fiscal 2016, 2015 and 2014 compensation of our named executive officers:

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All other Compensation ($)(11)	Total ($)
Dennis L. May (8)	2016	$657,200	(8)	$—	$112,602	$54,523		$198,803	$14,535	$102,311	$1,139,974
Former President and Chief Executive Officer	2015	$657,200		$—	$—	$380,355		$—	$16,430	$11,282	$1,065,267
	2014	$657,200		$—	$—	$827,566	(6)	$—	$11,375	$11,488	$1,507,629

Robert J. Riesbeck	2016	$434,131		$—	$51,065	$24,727		$214,500	$6,178	$8,704	$739,305
Interim President and Chief Executive Officer & Chief Financial Officer	2015	$215,385		$100,000	$—	$306,096		$—	—	$258,632	$880,113
Charles B. Young (9)	2016	$300,571		$—	$38,606	$18,694		$84,533	$4,685	$9,891	$456,980
Former Chief Human Resources Officer	2015	$274,363		$—	$—	$130,407		$—	$4,102	$9,247	$418,119
	2014	$260,820		$—	$—	$294,335	(7)	$—	$2,708	$8,259	$566,122
Trent E. Taylor (10)	2016	$302,347	(10)	$—	$38,606	$18,694		$—	$1,512	$49,003	$410,162
Former Chief Information Officer	2015	$285,994		$—	$—	$130,407		$—	1,426	$10,479	$428,306
Keith M. Zimmerman	2016	$352,674		$—	$38,606	$18,694		$99,792	$2,077	$71,098	$582,941
Chief Merchandising Officer	2015	$75,000		$—	$—	$222,253		$—	$—	$22,327	$319,580
Samuel J. Johnson	2016	$290,441		$10,000	$31,915	$15,454		$64,506	$2,254	$19,796	$386,997
Senior Vice President, Store Operations
Jeffrey D. Pearson	2016	$220,954		$—	$25,738	$12,462		$128,138	$1,658	$10,265	$361,015
Senior Vice President, Marketing, ECommerce & Strategy

(1)
In connection with his assumed responsibility of the Call Center and Service Department and interim leadership role over Logistics, in fiscal 2016, Mr. Johnson was entitled to receive a one-time bonus of $10,000. In fiscal 2015, Mr. Riesbeck was entitled to a sign-on bonus of $100,000 upon his acceptance of employment. The amount was repayable in full upon separation from the Company within 18 months of acceptance of the job offer.

(2)
In fiscal 2016, our named executive officers received time-based RSUs under our Equity Incentive Plan. This amount represents the aggregate grant date fair value of all stock-based awards, calculated in accordance with FASB ASC Topic 718, granted during fiscal 2016 and disregarding any estimates of forfeitures related to service-based vesting conditions. For time-based RSUs, fair value is based on the closing price of our common stock on the NYSE on the date of grant.

(3)
These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, and do not correspond to the actual value that will be realized by the named executive officers. Please refer to footnote 7 of the notes to the consolidated financial statements included in our Form 10-K for fiscal 2016 filed with the SEC on May 19, 2016 for a discussion of the relevant assumptions to determine the option award value at the grant date. The decrease in the value of stock options granted during fiscal 2016 compared to fiscal 2015 is primarily due to the fact that the Company granted time-based RSUs during fiscal 2016 at a 1:1 ratio of stock options and the number of stock options granted in the current year were lower than the number of stock options granted in prior year, coupled with a decrease in the estimated fair value of the options at their grant date, which averaged $4.20 for fiscal 2015 and $1.85 for fiscal 2016.

(4)
This amount includes amounts earned for annual incentive awards. All executives participate have annual incentive awards. For fiscal 2016, there were earnings awarded for our executive officers under the annual incentive awards. Please refer to the “2016 Grants of Plan-Based Awards” table and “Compensation Discussion and Analysis” for more information. Messrs May and Taylor were separated from the Company prior to the end of fiscal 2016, therefore, Mr. Taylor did not receive an annual incentive award and Mr. May received a pro-rated portion of his annual incentive award per the terms of his employment agreement. During fiscal 2015 and fiscal 2014, the amounts earned for the annual incentive award was 0%.

(5)
This amount represents the vested amount of the Company's contribution to each respective executive's account under the Non-Qualified Deferred Compensation Plan. The Company contributes Employer Discretionary Credits to executive's accounts in the form of an employer match. Executives may defer a maximum of 80% of their base salary and 100% of their performance based compensation, and for fiscal 2016, 2015 and 2014, the Company matched 25% on the first 10% of the executive's contribution. Please refer to the “2016 Non-Qualified Deferred Compensation” table for more information. In fiscal 2016, Messrs. Riesbeck and Zimmerman are vested at 0% for company match contributions and therefore the amount shown is unvested. All other named executive officers are fully vested.

(6)	Reflects $642,101 in options granted for fiscal 2014 and $185,465 in exchanged options.

(7)	Reflects $220,149 in options granted for fiscal 2014 and $74,186 in exchanged options.

(8)	Mr. May's employment with our company terminated on February 16, 2016. In fiscal 2016, Mr. May received $70,095 in severance base pay and $580,105 in regular base pay.

(9)	Mr. Young's employment with our company terminated on June 23, 2016.

(10)	Mr. Taylor's employment with our our company terminated on March 23, 2016. In fiscal 2016, Mr. Taylor received $5,864 in severance base pay and $296,483 in regular base pay.

(11)	The following chart is a summary of the items that are included in the “All Other Compensation” totals:

	Fiscal Year	Company Contributions to 401(k) Plan (f)	Other(a)		Total
Dennis L. May	2016	$3,742	$98,569	(b)	$102,311
	2015	$4,375	$6,907		$11,282
	2014	$4,303	$7,185		$11,488

Robert J. Riesbeck	2016	$2,376	$6,328		$8,704
	2015	$—	$258,632	(c)	$258,632

Charles B. Young	2016	$3,758	$6,133		$9,891
	2015	$3,426	$5,821		$9,247
	2014	$3,357	$4,902		$8,259

Trent E. Taylor	2016	$1,512	$47,491	(d)	$49,003
	2015	$1,429	$9,046		$10,475

Keith M. Zimmerman	2016	$1,247	$70,247	(e)	$71,494
	2015	$—	$21,191	(e)	$21,191

Samuel J. Johnson	2016	$3,348	$16,448		$19,796

Jeffrey D. Pearson	2016	$1,211	$9,054		$10,265

(a)	Represents amounts paid for life insurance premiums and executive health premiums and car allowance (if applicable).

(b)	"Other” amount also includes a severance payment for Mr. May in the amount of $70,358 and $20,853 he received upon separation from the company for vacation time earned but not taken.

(c)	"Other" amount also includes relocation expense reimbursement for Mr. Riesbeck in the amount of $255,456.

(d)	"Other" amount also includes a severance payment for Mr. Taylor in the amount of $31,792 and $6,158 he received upon separation from the company for vacation time earned but not taken.

(e)	"Other" amount also includes relocation expense reimbursement for Mr. Zimmerman in the amount of $69,851 and $21,191 for fiscal 2016 and fiscal 2015, respectively.

(f)
In fiscal 2016, Messrs. Riesbeck and Zimmerman are vested at 0% for company match contributions and this amount represents their unvested contributions. All other named executive officers are fully vested.

2016 Grants of Plan-Based Awards
The following table sets forth information regarding grants of plan-based awards to named executive officers for fiscal 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock Awards and Options
		Threshold ($)		Target ($)		Maximum ($)
Dennis L. May		$164,300	(1)	$657,200	(1)	$985,800	(1)
Former President and Chief Executive Officer
	5/26/2015							29,400	(2)				$112,602	(4)
	5/26/2015									29,400	(3)	$3.83	$54,523	(4)

Robert J. Riesbeck		$162,500	(1)	$650,000	(1)	$975,000	(1)
Interim President and Chief Executive Officer & Chief Financial Officer
	5/26/2015							13,333	(2)				$51,065	(4)
	5/26/2015									13,333	(3)	$3.83	$24,727	(4)

Charles B. Young		$64,040	(1)	$256,160	(1)	$384,240	(1)
Former Chief Human Resources Officer
	5/26/2015							10,080	(2)				$38,606	(4)
	5/26/2015									10,080	(3)	$3.83	$18,694	(4)

Trent E. Taylor (10)		$64,040	(1)	$256,160	(1)	$384,240	(1)
Former Chief Information Officer	5/26/2015							10,080	(2)				$38,606	(4)
	5/26/2015									10,080	(3)	$3.83	$18,694	(4)

Keith M. Zimmerman		$75,600	(1)	$302,400	(1)	$453,600	(1)
Chief Merchandising Officer	5/26/2015							10,080	(2)				$38,606	(4)
	5/26/2015									10,080	(3)	$3.83	$18,694	(4)

Samuel J. Johnson		48,868	(1)	195,471	(1)	293,207	(1)
Senior Vice President, Store Operations	5/26/2015							8,333	(2)				$31,915	(4)
	5/26/2015									8,333	(3)	$3.83	$15,454	(4)

Jeffrey D. Pearson		55,526	(1)	170,850	(1)	266,376	(1)
Senior Vice President, Marketing, ECommerce & Strategy	5/26/2015							6,720	(2)				$25,738	(4)
	5/26/2016									6,720	(3)	$3.83	$12,462	(4)

(1)
All executives participated and had an annual incentive award. The “Threshold” amount represents the amounts that would be paid to the named executive officer if our performance meets a minimum level of adjusted EBITDA. If this minimum level of adjusted EBITDA is not achieved, the named executive officer receives no annual incentive award. The “Target” amount represents the amounts that would be paid to the named executive officers if our performance meets the target level of adjusted EBITDA as more fully described in the “Compensation Discussion and Analysis” section. The “Maximum” amounts represent the amounts that would have been paid if our performance exceeded the adjusted EBITDA target by a certain amount. Earned annual incentive awards are paid out in the first quarter of the subsequent fiscal year. In fiscal 2016 we did achieve a positive adjusted EBITDA and, as such, an award of 33% of bonus target was paid. Mr. Pearson's annual incentive award was not tied to adjusted EBITDA, but rather 100% to cost reduction and revenue initiatives. Mr. Pearson did achieve positive results for fiscal 2016 and an award of 75% of target was paid.

(2)
The time vested RSUs were granted pursuant to the hhgregg, Inc. 2007 Equity Incentive Plan. The RSUs vest in equal amounts over a three-year period beginning on the first anniversary date of grant. Upon vesting, the RSUs will be converted into shares of common stock.

(3)
The options were granted pursuant to the hhgregg, Inc. 2007 Equity Incentive Plan. The shares subject to the option vest in equal installments over three years commencing on the first anniversary of the date of grant. The option has a seven-year term from the date of grant, subject to earlier expiration if the executive’s employment terminates.

(4)
Represents the aggregate grant date fair value in accordance with FASB ASC Topic 718 of RSUs and options granted during fiscal 2016 as of the date of grant under the hhgregg, Inc. 2007 Equity Incentive Plan. Please refer to footnote 7 of the notes to the consolidated financial statements included in our 2016 Annual Report on Form 10-K for discussion of the relevant assumptions to determine the option award value at the grant date. The grant date fair value of the RSUs is calculated by multiplying the total number of RSUs by the closing price of our common stock as quoted on the NYSE on the grant date of the award. The closing price of our common stock on the NYSE on May 26, 2015 was $3.83.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes information regarding option and stock awards granted to our named executive officers that remain outstanding as of March 31, 2016.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Grant Date (1)		Option Expiration Date		Number of Restricted Stock Units That Have Not Vested (#)		Market Value of Restricted Stock Units That Have Not Vested ($)
Dennis L. May	100,000	—	$14.67	6/10/2009		5/16/2016	(2)
Former President and Chief Executive Officer	52,500	—	$14.20	6/2/2011		5/16/2016	(2)
	52,500	—	$10.86	5/30/2012		5/16/2016	(2)
	50,000	—	$13.56	5/1/2013	(3)	5/16/2016	(2)
	58,800	—	$14.32	5/28/2013		5/16/2016	(2)
	29,400	—	$9.17	5/28/2014		5/16/2016	(2)

Robert J. Riesbeck	33,334	66,666	$6.46	9/15/2014		9/15/2021
Interim President and Chief Executive Officer & Chief Financial Officer	—	13,333	$3.83	5/26/2015		5/26/2022
								13,333	(4)	$28,133	(5)

Charles B. Young	30,000	—	$14.67	6/10/2009		6/10/2016	(6)
Former Chief Human Resources Officer	21,000	—	$14.20	6/2/2011		6/2/2018	(6)
	14,000	—	$10.86	5/30/2012		5/30/2019	(6)
	20,000	10,000	$13.56	5/1/2013	(3)	5/1/2020	(6)
	20,160	10,080	$14.32	5/28/2013		5/28/2020	(6)
	10,080	20,160	$9.17	5/28/2014		5/28/2021	(6)
	—	10,080	$3.83	5/26/2015		5/26/2022	(6)
								10,080	(4)	$21,269	(5)
Trent E. Taylor	40,000	—	$11.55	9/13/2011		6/21/2016	(2)
Former Chief Information Officer	21,000	—	$10.86	5/30/2012		6/21/2016	(2)
	20,160	—	$14.32	5/28/2013		6/21/2016	(2)
	10,080	—	$9.17	5/28/2014		6/21/2016	(2)

Keith M. Zimmerman	21,667	43,333	$7.25	1/5/2015		1/5/2022
Chief Merchandising Officer	—	10,080	$3.83	5/26/2015		5/26/2022
								10,080	(4)	$21,269	(5)

Samuel J. Johnson	12,500	—	$10.86	5/30/2012		5/30/2019
Senior Vice President Store Operations	13,440	6,720	$14.32	5/28/2013		5/28/2020
	22,668	11,332	$13.56	5/1/2013	(3)	5/1/2020
	8,334	16,666	$9.17	5/28/2014		5/28/2021
	—	8,333	$3.83	5/26/2015		5/26/2022
							8,333	(4)	$17,583	(5)
Jeffrey D. Pearson	12,000	—	$14.67	6/10/2009		6/10/2016
Senior Vice President Marketing, ECommerce & Strategy	7,000	—	$14.20	6/2/2011		6/2/2018
	4,666	—	$12.75	10/31/2011		10/31/2018
	9,333	—	$10.86	5/30/2012		5/30/2019
	8,000	4,000	$13.56	5/1/2013	(3)	5/1/2020
	13,440	6,720	$14.32	5/28/2013		5/28/2020
	6,720	13,440	$9.17	5/28/2014		5/28/2021
	—	6,720	$3.83	5/26/2015		5/26/2022
							6,720	(4)	$14,179	(5)

(1)	All options vest in three equal installments on the first three anniversaries of the date of the grant.

(2)
Mr. May's and Mr. Taylor's employment with our Company terminated on February 16, 2016 and March 23, 2016, respectively. Mr. May's and Mr. Taylor's vested stock options were exercisable until May 16, 2016 and June 21, 2016, respectively.

(3)
On May 1, 2013, we completed our Exchange Offer. Each of Messrs. May, Johnson, Pearson and Young exchanged eligible options for replacement options. The replacement options began a new vesting schedule on the grant date, and they will vest in three equal installments on the first three anniversaries of the grant date.

(4)
This amount represents the unvested portion of time-based RSUs granted on May 26, 2015. These shares vest in equal amounts over a three year period beginning on the first anniversary of the date of grant.

(5)	The amounts were determined based on the closing price of our common stock on March 31, 2016, the last trading day of fiscal 2016. The closing price quoted on the NYSE on March 31, 2016 was $2.11.

(6)	Mr. Young's employment with our Company terminated on June 23, 2016. At that time, any unvested shares were forfeited. Mr. Young's vested options are exercisable until September 1, 2016.

2016 Option Exercises and Stock Vested
The following table provides information regarding options and stock held by the named executive officers that were exercised or vested during the fiscal year ended March 31, 2016. No stock options held by a named executive officer were exercised during fiscal 2016.

	Restricted Stock Awards
Name	Number of Shares Acquired at Vesting (#)	Value Realized on Vesting ($)
Dennis L. May	10,500	$40,425
Former President and Chief Executive Officer

Robert J. Riesbeck	—	$—
Interim President and Chief Executive Officer & Chief Financial Officer

Charles B. Young	4,200	$16,170
Former Chief Human Resources Officer

Trent E. Taylor	4,200	$16,170
Former Chief Information Officer

Keith M. Zimmerman	—	$—
Chief Merchandising Officer

Samuel J. Johnson	2,800	$10,780
Senior Vice President Store Operations

Jeffrey D. Pearson	2,800	$10,780
Senior Vice President Marketing, ECommerce & Strategy

2016 Non-Qualified Deferred Compensation

In July 2013, Gregg Appliances, our operating subsidiary, adopted a new Non Qualified Deferred Compensation Plan that is offered to key employees, including our named executive officers, to provide an opportunity to defer compensation on a pre-tax basis and to accumulate tax deferred earnings. Eligible employees may elect to participate in the plan the first of the month following 90 days of employment. An eligible employee may elect to have their compensation deferred at a maximum of 80% of their base salary and 100% of their performance based compensation. The Company may then contribute Employer Discretionary Credits, which for fiscal 2016 were paid at 25% on the first 10% of the employees' contribution after first year of service. This percent to be contributed as Employer Discretionary Credits is to be determined by the Company each plan year. Participant deferrals are 100% vested immediately and Employer Discretionary Credits are vested on a 5 year schedule from first date of service. Distribution payments for scheduled qualifying events will be made as single lump sum payments or as annual installments up to 5 years. Distribution payments for unscheduled qualifying events will be made as single lump sum payments or annual installments up to 10 years. We believe this program plays an important role in attracting and retaining executive talent.
The following table sets forth certain information regarding the Non Qualified Deferred Compensation Plan for our named executive officers for the fiscal year ended March 31, 2016.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($) (1)
Dennis L. May	$58,137	$14,535		$(1,632)	$220,207	(1)
Former President and Chief Executive Officer
Robert J. Riesbeck	$43,768	$6,178	(2)	$(2,539)	$215,312
Interim President and Chief Executive Officer & Chief Financial Officer
Charles B. Young	$18,739	$4,685		$(1,409)	$60,659	(1)
Former Chief Human Resources Officer
Trent E. Taylor	$6,047	$1,512		$(154)	$20,273	(1)
Former Chief Information Officer
Keith M. Zimmerman	$20,538	$2,077	(2)	$611	$21,032
Chief Merchandising Officer
Samuel J. Johnson	$9,014	$2,254		$358	$16,560
Senior Vice President, Store Operations
Jeffrey D. Pearson	$6,629	$1,658		$867	$10,046
Senior Vice President, Marketing, ECommerce & Strategy

(1)
Messrs. May, Young and Taylor will receive their aggregate balance no earlier than six months from their separation of service date. Mr. May will receive his distribution within 30 days after August 22, 2016, Mr. Young will receive his distribution within 30 days after December 23, 2016 and Mr. Taylor will receive his distribution within 30 days after October 4, 2016.

(2)	Messrs. Riesbeck and Zimmerman are vested at 0% for company match contributions and therefore the amount shown is unvested. All other named executive officers are fully vested.

Employment Agreements
Chief Executive Officer. In October of 2004, the Company entered into an employment agreement with Dennis L. May, President and Chief Executive Officer. The agreement with Mr. May was amended on December 30, 2008, August 12, 2009 and again on January 1, 2016. When we refer to the employment agreement below, we are referring to the employment agreement, as amended.
Pursuant to the terms of the employment agreement, Mr. May (i) is receiving a continuation of his base salary for a 24 month term paid over the remaining term of the agreement consistent with customary payroll practices, (ii) received a lump sum stipend equal to 167% of the product of (x) 24 and (y) the sum of the monthly COBRA premium for health, dental and vision coverage and the monthly long-term disability and group term life insurance premiums in effect at the time of termination, and (iii) received a pro-rated annual incentive award for the year in which he was terminated.
Mr. May’s employment agreement contains covenants prohibiting him, for so long as he receives or is entitled to receive any payments under the employment agreement, from competing with us in the states in which we have or plan to have stores, and all states contiguous to such states, and from soliciting our employees for employment.
Other Named Executive Officers. We also entered into officer employment agreements with each of Charles B. Young, Samuel J. Johnson, Trent E. Taylor, Jeffrey D. Pearson, Robert J. Riesbeck, and Keith M. Zimmerman. These officer employment agreements provide that the executive’s base salary and annual cash incentive award shall be determined by mutual agreement between us and the executive and subsequently may be adjusted from time to time by us. In addition, each of the executives is entitled to participate in our benefit and welfare plans that are generally available to our other employees. Pursuant to the terms of the employment agreements, if the executive (i) is terminated by us without “cause,” regardless of whether such termination occurs within 12 months after a change of control, or (ii) voluntarily resigns within 12 months of a change of control of our Company following a material diminution in the executive’s base compensation or authority, duties or responsibilities in effect prior to the change of control, or a material change in the geographic location at which the executive is assigned to perform his duties from prior to the change of control, then the executive will receive severance equal to 12 months of the executive’s base salary paid ratably over a 12-month period consistent with customary payroll practices. In addition, the executive shall receive a lump sum stipend equal to 167% of the product of 12 times the monthly COBRA premium that corresponds to the health, dental and vision coverage that executive had in effect at the time of termination paid ratably over the same 12-month period. On January 1, 2016, an amended officer employment agreement was signed by Messrs. Young, Riesbeck, Taylor and Zimmerman. On February 1, 2016, an amended officer employment agreement was signed by Messrs. Johnson and Pearson. The terms of the amendment were as follows, if the executive (i) is terminated by us without “cause,” regardless of whether such termination occurs within 12 months after a change of control, or (ii) voluntarily resigns within 12 months of a change of control of our Company following a material diminution in the executive’s base compensation or authority, duties or responsibilities in effect prior to the change of control, or a material change in the geographic location at which the executive is assigned to perform his duties from prior to the change of control, then the executive will receive severance equal to 24 months of the executive’s base salary paid ratably over a 24-month period consistent with customary payroll practices. In addition, the executive shall receive a lump sum stipend equal to 167% of the product of 24 times the monthly COBRA premium that corresponds to the health, dental and vision coverage that executive had in effect at the time of termination paid ratably over the same 24-month period.
For purposes of the officer employment agreements, “cause” means (i) an executive’s failure or refusal to perform specific lawful directives of our senior officers; (ii) dishonesty of the executive affecting us; (iii) a violation of any company policy; (iv) being under the influence of alcohol or using illegal drugs in a manner which interferes with the performance of executive’s duties and responsibilities; (v) an executive’s conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation; (vi) any misconduct of the executive resulting in material loss to us or material damage to our reputation or theft or defalcation from us; (vii) an executive’s neglect or failure to substantially perform executive’s material duties and responsibilities or (viii) any material breach of any of the provisions of the employment agreement. For purposes of the officer employment agreements, “change of control” means (i) a merger, consolidation, business combination or similar transaction involving us as a result of which our stockholders prior to the transaction cease to own at least 70% of the voting securities of the entity surviving the transaction; (ii) a disposition of more than 25% of our assets or (iii) the acquisition by a person or group of beneficial ownership of more than 25% of our voting securities.
The officer employment agreements contain covenants prohibiting the executive from competing with us in any state in which we have a store or in which the executive engaged in any business on our behalf and within a 50-mile radius of any company store or distribution center and from soliciting any of our employees for employment or soliciting business relationships to terminate their relationship with us during the 12-month period following the termination of such executive’s employment. The officer employment agreements also require the executive to deliver an agreement releasing certain claims against us in order to receive severance payments.

Potential Payments Upon Termination or Change in Control
We have entered into employment agreements with our named executive officers that require us to provide compensation and/or other benefits to each named executive officer in the event of the termination of the named executive officer’s employment under certain circumstances. The table below sets forth the amounts payable to each named executive officer assuming the executive officer’s employment was terminated on March 31, 2016. Except as otherwise noted, amounts in this table reflect payments actually paid or to be paid to Mr. May and Mr. Taylor in connection with their separation from the Company.
Except as otherwise expressly indicated, the amounts set forth in the table below do not represent actual amounts a named executive officer would receive if his employment were terminated, but generally represent only estimates, based on the assumptions provided in the footnotes to the table. The amounts set forth in the table are based on the benefit plans and employment agreements that were in effect on March 31, 2016. Payments that we make in the future upon an executive’s termination will be based upon benefit plans and employment agreements in effect at that time, and the terms of any such future plans and employment agreements may be materially different than the terms of our benefit plans and employment agreements at March 31, 2016, the last day of our fiscal year 2016.

Executive and Benefits	Voluntary Termination, Retirement or For Cause (a)	Disability	Death	Termination by Company Without Cause	Voluntary Resignation by the Executive Following a Change of Control
Dennis L. May
Salary Continuation(b)	*	*	*	$1,314,400	*
Non-Equity Incentive Plan Compensation(c)	*	*	*	$419,009	*
Stock Options(d)	*	*	*	$—	*
Restricted Stock Units(i)	*	*	*	$—	*
Healthcare(e)	*	*	*	$70,359	*
Total	*	*	*	$1,803,768	*
Robert J. Riesbeck
Salary Continuation(f)	$—	$—	$—	$650,000	$1,300,000
Non-Equity Incentive Plan Compensation(g)	$—	$215,312	$215,312	$—	$—
Stock Options(d)	$—	$—	$—	$—	$—
Restricted Stock Units(i)	$—	$7,990	$7,990	$—	$28,133
Healthcare(h)	$—	$—	$—	$16,485	$32,969
Total	$—	$223,302	$223,302	$666,485	$1,361,102
Charles B. Young
Salary Continuation(f)	*	*	*	$304,952	*
Non-Equity Incentive Plan Compensation(g)	*	*	*	$—	*
Stock Options(d)	*	*	*	$—	*
Restricted Stock Units(i)	*	*	*	$—	*
Healthcare(h)	*	*	*	$20,181	*
Total	*	*	*	$325,133	*

Trent E. Taylor
Salary Continuation(j)	*	*	*	$304,952	*
Non-Equity Incentive Plan Compensation(g)	*	*	*	$—	*
Stock Options(d)	*	*	*	$—	*
Restricted Stock Units(i)	*	*	*	$—	*
Healthcare(h)	*	*	*	$31,792	*
Total	*	*	*	$336,744	*
Keith M. Zimmerman
Salary Continuation(f)	$—	$—	$—	$360,000	$748,474
Non-Equity Incentive Plan Compensation(g)	$—	$21,032	$21,032	$—	$—
Stock Options(d)	$—	$—	$—	$—	$—
Restricted Stock Units(i)	$—	$6,040	$6,040	$—	$21,269
Healthcare(h)	$—	$—	$—	$22,311	$44,622
Total	$—	$27,072	$27,072	$382,311	$814,365
Samuel J. Johnson
Salary Continuation(f)	$—	$—	$—	$291,748	$566,500
Non-Equity Incentive Plan Compensation(g)	$—	$16,560	$16,560	$—	$—
Stock Options(d)	$—	$—	$—	$—	$—
Restricted Stock Units(i)	$—	$4,993	$4,993	$—	$17,583
Healthcare(h)	$—	$—	$—	$32,661	$65,322
Total	$—	$21,553	$21,553	$324,409	$649,405
Jeffrey D. Pearson
Salary Continuation(f)	$—	$—	$—	$255,000	$510,000
Non-Equity Incentive Plan Compensation(g)	$—	$73,477	$73,477	$—	$—
Stock Options(d)	$—	$—	$—	$—	$—
Restricted Stock Units(i)	$—	$4,027	$4,027	$—	$14,179
Healthcare(h)	$—	$—	$—	$24,133	$48,266
Total	$—	$77,504	$77,504	$279,133	$572,445
*Mr. May's, Mr. Taylor's and Mr. Young's employment with our Company terminated, therefore payments for disability, death, voluntary termination, retirement or for cause and voluntary resignation following a change of control are no longer applicable as of March 31, 2016. Amounts in this table reflect actual amounts paid or to be paid upon termination by Company without cause.

(a)
Termination for cause, voluntary resignation or retirement makes an executive ineligible to receive base salary or to participate in any employee benefit plans for the remainder of the term of the employment agreement, except for the right to receive benefits that have vested under any such plan.

(b)	Mr. May is eligible to receive his former base salary until February 18, 2018.

(c)
An executive is entitled to receive a pro-rata share of the annual incentive for the portion of the year during which the executive was employed if he is terminated by us without cause. If the executive is terminated for cause, he is not entitled to any annual incentive award for the fiscal year during which the termination occurs. This amount includes both amounts earned under the Annual Incentive Award Plan and the Non-Qualified Deferred Compensation Plan.

(d)
Upon a termination of employment or the death of the executive, the options terminate, except that options can be exercised to the extent that the options were exercisable on the date of termination. The options can be exercised for the following periods: (i) 90 days, following termination by us or the voluntary resignation of the executive or (ii) 120 days following the death or disability of the executive. If the executive is terminated by us for cause, the options terminate immediately. See “Outstanding Equity Awards at Fiscal Year End” and “2016 Grants of Plan Based Awards” for more information.

(e)
Upon a termination without cause, the executive is entitled to receive a lump sum stipend equal to 167% of the product of (x) 24 and (y) the sum of the monthly COBRA premium for health, dental and vision coverage and the monthly long-term disability and group term life insurance premiums in effect at the time of termination.

(f)
If the executive (i) is terminated by us without “cause,” the executive will receive severance equal to 12 months of the executive’s base salary. If the executive (i) is terminated by us without “cause,” within 12 months after a change of control, or (ii) voluntarily resigns within 12 months of a change of control of our Company following a material diminution in the executive’s base compensation or authority, duties or responsibilities in effect prior to the change of control, or a material change in the geographic location at which the executive is assigned to perform his duties from prior to the change of control, then the executive will receive severance equal to 24 months of the executive’s base salary.

(g)
The executive is not entitled to any annual incentive award for the fiscal year during which the death, disability or termination for any other reason occurs. Vesting in the Non-Qualified Deferred Compensation Plan occurs when the participant reaches age 55 while still employed by the Company; or after ten years of continuous service; or on death or disability. Benefits earned under the Non-Qualified Deferred Compensation Plan are payable in one lump sum in cash upon the later of (i) termination of employment due to disability, death or by the Company without cause, or (ii) attainment of age 55.

(h)
If the executive is terminated by us without “cause,” the executive shall receive a lump sum stipend equal to 167% of the product of 12 times the monthly COBRA premium that corresponds to the health, dental and vision coverage that executive had in effect at the time of termination paid ratably over the same 12-month period. If the executive (i) is terminated by us without “cause,” within 12 months after a change of control, or (ii) voluntarily resigns within 12 months of a change of control of our Company following a material diminution in the executive’s base compensation or authority, duties or responsibilities in effect prior to the change of control, or a material change in the geographic location at which the executive is assigned to perform his duties from prior to the change of control, then the executive shall receive a lump sum stipend equal to 167% of the product of 24 times the monthly COBRA premium that corresponds to the health, dental and vision coverage that executive had in effect at the time of termination paid ratably over the same 24-month period.

(i)
Upon death or disability of the executive the restricted stock units will vest pro rata based on the amount of time that has passed since their grant date. Upon termination of an executive without cause following a change of control, the restricted stock units will vest in full.

(j)	Mr. Taylor is eligible to receive his former base salary until March 26, 2017.
2016 Director Compensation
Directors who are also our employees or who beneficially own, or are employees of entities or affiliates of entities that beneficially own, more than 20% of our common stock, receive only reimbursement for out-of-pocket expenses for their service on our Board of Directors. Each director who is not our employee or who does not beneficially own, or is not an employee of an entity or affiliate of an entity that beneficially owns, more than 20% of our common stock receives an annual retainer of $50,000 and an annual grant of restricted stock units with a fair value on the grant date approximating $50,000. The Chairperson of the Board of Directors receives an annual retainer of $125,000 and an annual grant of restricted stock units with a fair value on the grant date approximating $90,000. New directors also receive an initial grant of restricted stock units with a fair value on the grant date approximating $50,000 upon appointment to our Board of Directors. The Chairperson of each of the Audit, Compensation, Nominating and Corporate Governance and Real Estate Committees receive an additional annual retainer of $10,000.

The following table summarizes compensation paid to non-employee directors in fiscal 2016:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards ($)(1)	Total ($)
Gregory M. Bettinelli	$50,000	$49,982	$99,982
Lawrence P. Castellani	$60,000	$49,982	$109,982
Catherine A. Langham	$109,375	$89,977	$199,352
Michael L. Smith (2)	$46,500	$—	$46,500
Peter M. Starrett	$60,000	$49,982	$109,982
Kathleen C. Tierney	$50,000	$49,982	$99,982
Darell E. Zink	$50,000	$49,982	$99,982
William Carmichael	$45,000	$49,999	$94,999

(1)
Amounts reflect unvested RSUs as of March 31, 2016. Ms. Langham received an additional grant upon appointment of Chairperson of the Board on August 4, 2015. Ms. Langham's additional grant value was $40,000. On June 8, 2015, Mr. Carmichael was awarded a $49,999 grant upon appointment to the Board. RSUs vest in equal amounts over a three-year period beginning on the first anniversary of the date of grant which was May 28, 2015 for all directors with the exception of Ms. Langham's additional grant and Mr. Carmichael's grant, if the Director is still serving on the Board or otherwise associated with the Company, These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, and do not correspond to the actual value that will be realized by the named directors. See footnote 7 of the notes to the consolidated financial statements included in our Form 10-K for fiscal 2016 filed with the SEC on May 19, 2016 for a discussion of the relevant assumptions made in these valuations. For the total number of shares of common stock held by each non-employee director as of May 31, 2016, see “Security Ownership of Certain Beneficial Owners and Management” in this Proxy Statement.

(2)	Mr. Smith resigned his position of Chairperson of the Board as of the date of our 2015 Annual Stockholders Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us regarding the ownership of our common stock as of May 31, 2016 by:

•	each person who beneficially owns more than 5% of our common stock;

•	each of our named executive officers;

•	each member of the Board; and

•	all executive officers and directors as a group.
Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change of control of our Company. Unless otherwise indicated in the footnotes below, the address of each of the stockholders is c/o hhgregg, Inc., 4151 East 96th Street, Indianapolis, IN 46240.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after May 31, 2016 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person.
The percentages of common stock beneficially owned are based on 27,790,154 shares of our common stock outstanding as of May 31, 2016.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner	Number	Percent
Freeman Spogli & Co.(1)	13,475,981	48.5%
John M. Roth(2)	13,475,981	48.5%
Lawrence P. Castellani (3)	305,248	1.1%
Robert Riesbeck (4)	237,779	*
Peter M. Starrett (5)	194,642	*
Charles B. Young (6)	153,990	*
Samuel J. Johnson (7)	91,904	*
Jeffrey D. Pearson (8)	85,986	*
Darell E. Zink (9)	67,642	*
Catherine A. Langham (10)	44,642	*
Kathleen C. Tierney (11)	44,642	*
Keith M. Zimmerman (12)	27,348	*
William P. Carmichael (13)	9,579	*
Gregory M. Bettinelli	4,350	*
Benjamin D. Geiger (2)	—	*

All directors and executive officers as a group (14 individuals)(14)	14,743,733	53.1%
Solas Capital Management, LLC (15)	2,072,000	7.5%
BML Investment Partners, L.P. (16)	1,910,000	6.9%

*	Less than 1%.

(1)
13,475,981 shares of our common stock are held of record by FS Equity Partners V, L.P., or FSEP V, and FS Affiliates V, L.P., or, collectively, the FS Funds, as reported on the owner’s most recent Schedule 13D/A filed with the SEC on February 12, 2015 that reported beneficial ownership as of January 29, 2015. FS Capital Partners V, LLC, as the general partner of the FS Funds, has the sole power to vote and dispose of the shares of our common stock owned by the FS Funds. Mr. John M. Roth is a managing member of FS Capital Partners V, LLC, and Mr. Roth is a member of Freeman Spogli & Co., and as such may be deemed to be a beneficial owner of the shares of our common stock owned by the FS

Funds. Mr. Roth beneficial ownership in the shares except to the extent of his pecuniary interest in them. The business address of the FS Funds and FS Capital Partners V, LLC is c/o Freeman Spogli & Co., 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.

(2)	The business address of Messrs. Geiger and Roth is c/o Freeman Spogli & Co., 299 Park Avenue, 20th Floor, New York, NY 10171.

(3)
Includes 260,606 shares of our common stock held of record by the Lawrence P. Castellani Grantor Retained Annuity Trust for which Mr. Castellani is trustee and has sole power to vote and dispose of such shares. Includes 34,000 shares of our common stock issuable upon exercise of options exercisable within 60 days of May 31, 2016.

(4)	Includes 37,779 shares of our common stock issuable upon exercise of options exercisable within 60 days of May 31, 2016.

(5)
Includes 140,000 shares of our common stock held of record by the Starrett Family Trust for which Mr. Starrett is the trustee and has the sole power to vote and dispose of such shares. Includes 34,000 shares of our common stock issuable upon exercise of options exercisable within 60 days of May 31, 2016.

(6)	Includes 148,760 shares of our common stock issuable upon exercise of options exercisable within 60 days of May 31, 2016.

(7)	Includes 86,105 shares of our common stock issuable upon exercise of options exercisable within 60 days of May 31, 2016.

(8)	Includes 80,389 shares of our common stock issuable upon exercise of options exercisable within 60 days of May 31, 2016.

(9)	Includes 34,000 shares of our common stock issuable upon exercise of options exercisable within 60 days of May 31, 2016.

(10)	Includes 34,000 shares of our common stock issuable upon exercise of options exercisable within 60 days of May 31, 2016.

(11)	Includes 34,000 shares of our common stock issuable upon exercise of options exercisable within 60 days of May 31, 2016.

(12)	Includes 25,027 shares of our common stock issuable upon exercise of options exercisable within 60 days of May 31, 2016.

(13)	Includes 4,579 shares of our common stock issuable upon vesting of RSUs within 60 days of May 31, 2016.

(14)
Includes 34,000, 37,779, 34,000, 148,760, 86,105, 80,389, 34,000, 25,027, 34,000 and 34,000 shares of our common stock issuable upon exercise of options granted to Messrs. Castellani, Riesbeck, Starrett, Young, Johnson, Pearson, Zink and Zimmerman and Mses. Langham, and Tierney, respectively, exercisable within 60 days of May 31, 2016 and 4,579 shares of RSUs granted to Mr. Carmichael vesting within 60 days of May 31, 2016.

(15)
Based solely on the owner’s most recent Schedule 13G filed with the SEC on February 16, 2016 that reported beneficial ownership as of December 31, 2015. The business address of Solas Capital Management, LLC is 1063 Post Road, Suite 2B, Darien, CT 06820.

(16)
Based solely on the owner’s most recent Schedule 13G filed with the SEC on February 11, 2016 that reported beneficial ownership as of December 31, 2015. The business address of BML Investment Partners, L.P. is 65 E. Cedar - Suite 2, Zionsville, IN 46077.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Registration Rights Agreement
The FS Funds, FS Affiliates V, L.P., the California State Teachers’ Retirement System, A.S.F. Co-Investment Partners II, L.P., the Jerry W. Throgmartin 2007 Grantor Retained Annuity Trust and Messrs. Jerry W. Throgmartin, Gregg W. Throgmartin and Dennis L. May, entered into a registration rights agreement with respect to all of our shares of common stock that they hold.
Under the registration rights agreement, the FS Funds may, at any time, require us to register for resale under the Securities Act of 1933, as amended, or the Securities Act, their registrable shares of common stock. These registration rights include the following provisions:
Demand Registration Rights. We have granted three demand registration rights to the FS Funds so long as the holder or holders request the registration of registrable common stock having a fair market value of at least $25,000,000, as determined by our Board. In the case of a demand by the FS Funds, registrable shares held by FS Affiliates V, L.P., the California State Teachers’ Retirement System and A.S.F. Co-Investment Partners II, L.P. may be included in the request for registration to reach the $25,000,000 threshold. Upon a demand made by FSEP V, every party to the agreement and their permitted transferees can request to be included in the registration on a pro rata basis.
Piggyback Registration Right. Each party to the registration rights agreement also has unlimited piggyback registration rights subject only to a determination by the underwriters that the success of the offer or the offering price would be adversely affected by the inclusion of securities of the parties. If at any time, we propose to file a registration statement under the Securities Act for the same class of common stock held by the parties to the registration rights agreement, the parties shall have the opportunity to include their registrable shares in the registration.
Expenses. We are responsible for paying all registration expenses, excluding underwriting discounts and commissions and the out-of-pocket expenses of the holders.
Indemnification. We have agreed to indemnify each of the stockholders that is a party to the registration rights agreement against certain liabilities under the Securities Act.
Indemnity Agreements
Effective June 1, 2008, we entered into customary indemnity agreements with each of our Directors. On September 1, 2015, we entered into Amended and Restated Indemnification Agreements with each of our Directors in connection with our Reincorporation. hhgregg Inc., a Delaware corporation, changed its state of incorporation from Delaware to Indiana. This reincorporation was effectuated by a merger ("Reincorporation Merger") of the Company with and into hhgregg Indiana, Inc., an Indiana corporation (“hhgregg Indiana”), then a wholly-owned Indiana subsidiary of the Company established for such purpose.
Pursuant to each Indemnity Agreement, we will indemnify each Director against claims brought against such director in connection with the execution of his or her duties as our Director or by virtue of he or she holding any other position as a Director of any other entity upon our request to the fullest extent permissible under the Indiana Business Corporation Law. as amended. Each Director is also entitled to the advancement of expenses incurred in connection with defending any claim that is indemnifiable pursuant to the Indemnity Agreement.

Related Person Transaction Policy
Our Board of Directors adopted certain written policies and procedures for the review, approval and ratification of related party transactions, which we refer to as our Related Party Policy. Among other things, our Related Party Policy provides that any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest, must be reported to our Board of Directors prior to the consummation or amendment of the transaction. A related person, as defined in our Related Party Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of our Company or a nominee to become a director of our Company; any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. Our Board of Directors reviews these related party transactions and considers all of the relevant facts and circumstances available to the them, including (if applicable) but not limited to: the benefits to us; the availability of other sources of comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. Our Board of Directors may approve only those related party transactions that are in, or are not inconsistent with, the best interests of us and of our stockholders, as our Board of Directors determines in good faith. At the beginning of each fiscal year, our Board of Directors will review any previously approved or ratified related party transactions that remain ongoing and have a remaining term of more than six months. Our Board of Directors will consider all of the relevant facts and circumstances and will determine if it is in the best interests of us and our stockholders to continue, modify or terminate these related party transactions.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of the Board has appointed the firm of KPMG LLP, KPMG, as independent registered public accountants to audit and report on the consolidated financial statements of hhgregg, Inc. and its subsidiaries for fiscal 2017, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. If the stockholders do not ratify the appointment of KPMG, the appointment of the independent registered public accountants will be reconsidered by the Audit Committee. However, the Audit Committee will not be obliged to select a different auditor. KPMG has served as our independent registered public accountants for the fiscal year ended March 31, 2004, and for each subsequent fiscal year. Representatives of KPMG are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.
Independent Registered Public Accounting Firm’s Fees and Services
The following sets forth fees billed for the audit and other services provided by KPMG for fiscal 2016 and fiscal 2015:

Fee Category	Fiscal 2016 Fees	Fiscal 2015 Fees
Audit fees(1)	$560,000	$646,525

(1)
Audit fees include fees for the audit of the annual consolidated financial statements, reviews of the interim condensed consolidated financial statements included in the Company’s quarterly reports, audits of the effectiveness of the Company’s internal control over financial reporting, consultation on accounting issues and consents. There were no other audit-related fees, tax fees or other fees paid in Fiscal 2016 and Fiscal 2015.

All services rendered by KPMG are permissible under applicable laws and regulations regarding the independence of the independent registered public accounting firm, and all such services were pre-approved by the Audit Committee. The Audit Committee charter requires that the Audit Committee pre-approve the audit and non-audit services to be provided by KPMG. The Audit Committee delegated that approval authority to the Chairperson of the Audit Committee with respect to all matters other than the annual engagement of the independent registered public accountants.
Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of KPMG as our independent registered public accountants for fiscal 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended requires our directors and executive officers and persons who own more than ten percent of our common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock, and to furnish us with copies of such reports. To our knowledge, which is based solely on a review of the copies of such reports furnished to us and written representations from Reporting Persons that no other reports were required, all Reporting Persons complied with all applicable filing requirements during fiscal 2016.

STOCKHOLDER PROPOSALS
A stockholder who wants to present a proposal at the 2017 Annual Meeting and have it included in our Proxy Statement for that meeting must submit the proposal in writing at our offices at hhgregg, Inc. 4151 E. 96th Street, Indianapolis, IN 46240, Attention: Corporate Secretary.
In accordance with Rule 14a-8 under the Exchange Act, stockholder proposals and director nominations for the 2017 Annual Meeting of Stockholders must be received by our Corporate Secretary at our principal executive office not less than 90 days prior to the first anniversary of the date that our Proxy Statement is delivered to stockholders in connection with the preceding year’s annual meeting, which would be April 2, 2017. Any proposals or nominees received after this date will be considered untimely under Rule 14a-8 under the Exchange Act. In order to be considered for inclusion in next year’s Proxy Statement, proposals must also satisfy the other procedures set forth in Rule 14a-8 under the Exchange Act.
Proposals that are submitted outside of Rule 14a-8, as well as director nominees, must satisfy the procedures of our By-Laws. A stockholder who wants to present a proposal at the 2017 Annual Meeting or to nominate a person for election as a director must comply with the requirements set forth in our By-Laws. Our By-Laws require, among other things, that our Corporate Secretary receive written notice from the record holder of intent to present such proposal or nomination no less than 90 days and no more than 120 days prior to the anniversary of the date on which we first mailed the proxy materials for the preceding year’s annual meeting. Therefore, we must receive notice of such proposal no earlier than March 3, 2017, and no later than April 2, 2017. The notice must contain the information required by Section 2.12 of our By-Laws. You may obtain a print copy of our By-Laws upon request from our Corporate Secretary at hhgregg, Inc., 4151 E. 96th Street, Indianapolis, IN 46240. Our By-Laws are also available on our web site at www.hhgregg.com. Management may vote proxies in its discretion on any matter at the 2017 Annual Meeting if we do not receive notice of the matter within the time frame described in this paragraph. In addition, our Chairperson or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.

OTHER MATTERS
Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies. Whether or not stockholders plan to attend the Annual Meeting, they are respectfully urged to sign, date and return the enclosed proxy which will, of course, be returned to them at the Annual Meeting if they are present and so request.

hhgregg, inc.

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on August 1, 2016.

Vote by Internet

- Go to **www.envisionreports.com/HGG**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Gregory M. Bettinelli	☐	☐	02 - William P. Carmichael	☐	☐	03 - Lawrence P. Castellani	☐	☐
04 - Benjamin D. Geiger	☐	☐	05 - Kenneth J. Kocher	☐	☐	06 - Catherine A. Langham	☐	☐
07 - John M. Roth	☐	☐	08 - Peter M. Starrett	☐	☐	09 - Kathleen C. Tierney	☐	☐

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NOTE: The stockholders will act on any additional business that may properly come before the meeting or any adjournment or postponement thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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02DWKE

The 2016 Proxy Statement and 2016 Annual Report are available at www.envisionreports.com/hgg

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — hhgregg, Inc.

Annual Meeting of Stockholders will be held on Monday, August 1, 2016 at our Corporate headquarters 4151 E. 96th Street, Indianapolis, IN 46240, at 2:00 p.m. local time.

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Robert J. Riesbeck and Candace A. Bankovich, or any of them, with the full power of substitution, as proxies, to represent and vote the shares of common stock of hhgregg, Inc. that the undersigned, is/are entitled to vote, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of hhgregg, Inc. to be held on August 1, 2016, at 2:00 p.m. local time at the Company's principal executive offices located at 4151 East 96th St., Indianapolis, IN 46240 or at any postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. If no such directions are indicated, the Proxies will have authority to vote FOR the election of directors and FOR ratification of the action of the Company's Audit Committee in appointing KPMG LLP, or KPMG, as independent registered public accountants for the fiscal year ending March 31, 2017.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

If you are not voting by internet or telephone, please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.